UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________________________________

AMENDMENT NO 2 TO FORM SB-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ________________________________________

CELSIUS HOLDINGS, INC.
(Exact Name of Small Business Issuer in its Charter)

Nevada	2086	20-2745790
(State of Incorporation)	(Primary Standard Classification Code)	(IRS Employer ID No.)

140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
(561) 276-2239
(Address and Telephone Number of Registrant’s Principal
Executive Offices and Principal Place of Business)

Jan Norelid, CFO
140 NE 4th Avenue, Suite C
Delray Beach, FL 33483
(561) 276-2239
(Name, Address and Telephone Number of Agent for Service)

Copies of communications to:
Clayton E. Parker, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095	Matthew Ogurick, Esq. Kirkpatrick & Lockhart Preston Gates Ellis LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration Statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.|_|

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share (1)(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (3)
Common Stock, $0.001 par value	19,659,805	$0.60	$11,795,883	$362.13
Total	19,659,805	$0.60	$11,795,833	$362.13

(1) The 19,659,805 shares of our Common Stock being registered hereunder are being registered for sale by the selling stockholders named in the Prospectus and such indeterminate number of additional shares of common stock issuable for no additional consideration by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration, which results in an increase in the number of outstanding shares of our common stock. In the event of a stock split, stock dividend or similar transaction involving our common stock, in order to prevent dilution, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.

(2)  Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the closing price of $0.60 on the OTC Bulletin Board on September 20, 2007.

(3) Registration fee was paid on July 20, 2007.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

PRELIMINARY PROSPECTUS SUBJECT TO COMPLETION DATED SEPTEMBER 21 2007

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

CELSIUS HOLDINGS, INC.

19,659,805 SHARES OF COMMON STOCK

This Prospectus relates to the sale of up to 19,659,805 shares of the common stock, par value $0.001 per share, of Celsius Holdings, Inc., of which (a) 13,193,305 shares are issuable by the Company to Fusion Capital Fund II, LLC, an Illinois limited liability company to be sold by Fusion Capital, (b) 2,500,000 shares may be sold by Anthony Baudanza, (b) 2,500,000 shares may be sold by John Nugent, (c) 75,000 shares may be sold by MidSouth Capital, Inc. upon their exercise of warrants, and (d) 1,391,500 shares may be sold by Gregory Horn, a director of the Company (collectively, the “Selling Stockholders”).

Please refer to “Selling Stockholders” beginning on page 11.

The prices at which the Selling Stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.  We will not receive proceeds from the sale of our shares by the Selling Shareholders.

Our Common Stock is registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, and is quoted on the over-the-counter market and prices are reported on the OTC Bulletin Board under the symbol “CSUH”.   On September 20, 2007, the closing price as reported was $0.60.

Fusion Capital is an "underwriter" within the meaning of the Securities Act of 1933.  Other selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. YOU MAY LOSE YOUR ENTIRE INVESTMENT. CONSIDER CAREFULLY THE “RISK FACTORS” BEGINNING ON PAGE 7 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Date of This Prospectus is:  ______________, __, 2007

PROSPECTUS SUMMARY

Business

Celsius Holdings, Inc (the “Company”) is in the business of producing, distributing and marketing functional beverages.

We are a Nevada corporation.  We operate in the United States through our wholly-owned subsidiaries, Celsius Inc. and Celsius Netshipments, Inc.  Celsius, Inc. acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007 (the “Merger Agreement”).  Celsius, Inc. is in the business of developing and marketing functional beverages in the functional beverage category of the beverage industry.  Celsius® was Elite’s first commercially available product. Celsius is a calorie burning soda. Celsius is currently available in five (5) flavors, cola, ginger ale, lemon/lime, orange and wild berry. Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, is in the business of selling Celsius, Inc.’s products via the internet.

We have suffered losses from operations, have a stockholders’ deficit, and have a negative working capital. Our auditors have raised substantial doubt that we will be able to continue as a going concern. Management entered into a financing agreement on June 22, 2007 with Fusion Capital Fund II, LLC (“Fusion”), to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise sufficient financing through this agreement. Management estimates that we need to raise an additional $8 (eight) million in order to implement our business plan.

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com. Through a link on our website we provide free access to our Code of Business Conduct and Ethics for our directors, officers and employees, available on our website, and we will post on our website any waivers of, or amendments to, such code of ethics. A copy of such Code is available as Exhibit 14.1 hereto.  We intend to make certain charters of the committees of our Board of Directors (the “Board”) available on our website in the future. Our website and the information contained therein or linked thereto do not constitute part of and are not incorporated by reference into this Prospectus.

The Offering

Fusion Capital, a Selling Stockholder under this Prospectus, is offering for sale up to 13,193,305 shares of our Common Stock hereto.  On June 22, 2007, we entered into a common stock purchase agreement (the “Purchase Agreement”) with Fusion Capital, an Illinois limited liability company.  Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $16.0 million from time to time over a twenty-five (25) month period.  We have sold 3,168,305 shares of Common Stock to Fusion Capital under the Purchase Agreement for total gross proceeds of $1,000,000.  We have authorized up to an additional of 10,000,000 shares of our Common Stock for sale to Fusion Capital under the Purchase Agreement. As of September 21, 2007, there were 104,559,863 shares of our Common Stock outstanding (44,081,295 shares held by non-affiliates) excluding the 10,000,000 shares offered by Fusion Capital pursuant to this Prospectus which it has not yet purchased from us.  The 13,193,305 shares being registered on behalf of Fusion Capital in the accompanying Registration Statement represents 11.5% of the total Common Stock outstanding or 29.9% of the non-affiliates shares outstanding as of the date hereof.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.

We do not have the right to make any additional sales of our shares to Fusion Capital until the U.S. Securities and Exchange Commission (the “SEC”) has declared effective the registration statement of which this Prospectus is a part of (the “Registration Statement”). After the SEC has declared effective such Registration Statement, we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $100,000 and $1.0 million depending on certain conditions.  We have the right to control the timing and amount of any sales of our shares to Fusion Capital.  The purchase price of the shares sold to Fusion Capital pursuant to the Purchase Agreement will be equal to the lower of (i) the lowest sale price of our Common Stock on the purchase date to Fusion Capital or (ii) the arithmetic average of the (3) three lowest closing sale prices of our Common Stock during the twelve (12) consecutive business days prior to a purchase date to Fusion Capital. Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the price of our Common Stock is below $0.45.  The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The Purchase Agreement may be terminated by Fusion Capital in the event that the SEC has not declared the registration statement of which this Prospectus is a part of effective on or before December 31, 2007.

In connection with the Purchase Agreement, we entered into a registration rights agreement with Fusion Capital (the “Registration Agreement”). Pursuant to the Registration Agreement, we are obligated to file a registration statement with the SEC covering the shares of Common Stock underlying the Purchase Agreement.  A copy of each of which was filed as Exhibit 10.1 and 10.2, respectively to our Current Report on Form 8-K as filed with the SEC on June 25, 2007 and each of which is incorporated herein in its entirety by reference.

In addition to those shares being offered by Fusion Capital as described above, 2,500,000 shares are being offered by Anthony Baudanza, 2,500,000 shares are being offered for sale by John Nugent, 75,000 shares are being offered by MidSouth Capital, Inc. upon their exercise of warrants and 1,391,500 shares are being offered for sale by Gregory Horn, a director of the Company.

Mr. Baudanza purchased 200,000 shares of common stock of Elite on or about August 1, 2006 from Elite at a purchase price equal to $0.50 per share pursuant to a private placement.  Upon the consummation of the Merger Agreement, these 200,000 shares were converted into 5,348,985 shares of our Common Stock. Of the 5,348,985 shares of our Common Stock beneficially owned by Mr. Baudanza, 2,500,000 are being registered hereunder pursuant to that certain Registration Rights Agreement (the “Registration Rights Agreement”), dated on or about January 26, 2007, by and among the Company, Investa Capital Partners, Inc., those subscribers of a private placement whose names and signatures appear on the signature page to the Registration Rights Agreement, Mr. Nugent, Mr. Baudanza and Mr. Horn.  A copy of the Registration Rights Agreement is attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007.

Mr. Nugent purchased 200,000 shares of common stock of Elite on or about August 1, 2006 from Elite at a purchase price equal to $0.50 per share pursuant to a private placement.

Upon the occurrence of the Merger Agreement, these 200,000 shares were converted into 5,348,985 shares of Common Stock.  Of the 5,348,985 shares of Common Stock beneficially owned by Mr. Nugent, 2,500,000 are being registered hereunder pursuant to the Registration Rights Agreement.

MidSouth Capital, Inc. an investment banking firm, received as placement agent for the Fusion Capital financing, a warrant to purchase 75,000 shares at a price of $1.31 per share and will receive as compensation two and a half percent (2.5%) of the proceeds that we in the future receive from Fusion Capital. As of September 21, 2007, we have paid $25,000 to MidSouth Capital. The warrant expires on June 22, 2012.

Mr. Horn, a director of the Company, acquired 1,391,500 shares of Common Stock pursuant to that certain Grant, dated on or about January 26, 2007 (the “Grant”), issued by the Company to Mr. Horn in consideration of: (i) the covenants and representations made by Mr. Horn therein, (ii) Mr. Horn’s agreement to effectuate the termination of Specialty Nutrition Group, Inc.’s consulting agreement with Elite dated June 2006, as amended on August 18, 2006 and (iii) Mr. Horn’s complete and un-revocable assignment of all right, title and interest in the “Celsius” trademark to Elite and/or its successors.  The 1,391,500 shares were valued by the Company at the time of the transaction at $250,000, or $0.18 per share.  A copy of said Grant is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007.  Of the 1,391,500 shares acquired pursuant to the Grant, all 1,391,500 shares are being registered hereunder pursuant to the Registration Rights Agreement.

Common Stock Offered	19,659,805 shares by the Selling Stockholders
Offering Price	Market price
Common Stock Currently Outstanding	104,559,863 shares as of September 21, 2007
Use of Proceeds	We will not receive any proceeds of the shares offered by the Selling Stockholders. See “Use of Proceeds”.
Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors”.
Over-the-Counter Bulletin Board Symbol	CSUH.OB

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

SUMMARY FINANCIAL DATA

The following summary financial data should be read in conjunction with “Management’s Discussion and Analysis or Plan of Operation” and the Financial Statements and Notes thereto, included elsewhere in this Prospectus. The statement of operations and balance sheet data from December 31, 2006 are derived from our audited financial statements included in the Company’s Current Report on Form 8-K as filed with the SEC on May 15, 2007. The unaudited statement of operations and balance sheet data for the six (6) months ended June 30, 2007 and 2006, was derived from our Quarterly Report on Form 10-QSB.

	For the Six (6) Months Ended June 30,		For the Year Ended December 31,
	2007	2006	2006	2005
	(Unaudited) (as restated)	(Unaudited)
STATEMENT OF OPERATIONS
Revenue	$617,058	$615,647	$1,297,086	$425,832
Total Operating Expenses	1,905,006	587,778	1,789,800	947,920
Net Loss	1,845,213	467,248	1,454,353	852,628

	As of June 30, 2007	As of December 31, 2006
	(Unaudited) (as restated)
BALANCE SHEET DATA

Cash	$261,056	$28,579
Total Assets	1,146,220	833,082
Total Liabilities	2,191,575	2,453,009
Stockholders’ Deficiency	1,045,355	1,619,927

WHERE YOU CAN FIND US

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com.

RISK FACTORS

An investment in our Common Stock involves a high degree of risk. You should carefully consider the risks described below and the other information in this Prospectus before investing in our Common Stock. If any of the following risks occur, our business, operating results and financial condition could be seriously harmed. Please note that throughout this Prospectus, the words “we”, “our” or “us” refer to the Company and not to the Selling Stockholders.

We have a limited operating history with significant losses and expect losses to continue for the foreseeable future

The Company was incorporated in the State of Nevada on April 26, 2005 under the name “Vector Ventures Corp.” The Company changed its name to “Celsius Holdings, Inc.” on December 26, 2006. We are a holding company and carry on no operating business except through our direct wholly-owned subsidiaries, Celsius, Inc. and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite FX, Inc. on January 26, 2007, which was incorporated in Florida on April 22, 2004. Celsius Netshipments, Inc. was incorporated in Florida on March 29, 2007.

It is difficult to evaluate our business future and prospects as we are a young company with a limited operating history. At this stage of our business operations, even with our good faith efforts, potential investors have a high probability of losing their investment. Our future operating results will depend on many factors, including the ability to generate sustained and increased demand and acceptance of our products, the level of our competition, and our ability to attract and maintain key management and employees.

We have yet to establish any history of profitable operations.  We have incurred annual operating losses of $1,454,353, $852,628 and $87,946, respectively, during the past three (3) fiscal years of operation.  We have incurred an operating loss during the first six (6) months ending June 30, 2007 of $1,845,213. As a result, at June 30, 2007 we had an accumulated deficit of $4,240,140. Our revenues have not been sufficient to sustain our operations.  We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our current product Celsius® and any future products we develop.  No assurances can be given when this will occur or that we will ever be profitable.

We will require additional financing to sustain our operations and without it we may not be able to continue operations

At June 30, 2007, we had a working capital deficit of $1,107,402.  The independent auditor’s report for the year ended December 31, 2007, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  We have an operating cash flow deficit of $1,403,707 for the six (6) months period ending June 30, 2007 and an operating cash flow deficit of $1,179,323 and $813,048, for the twelve (12) month periods ended December 31, 2006 and 2005, respectively.  We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries.  Therefore, we need additional funds to continue these operations.

We only have the right to receive $100,000 every three (3) business days under the Purchase Agreement by and between the Company and Fusion Capital unless our stock price equals or exceeds $0.50, in which case we can sell greater amounts to Fusion Capital as the price of our Common Stock increases.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the market price of our Common Stock is less than $0.45.  Since we are registering on the accompanying Registration Statement 10,000,000 shares for sale by Fusion Capital pursuant to this Prospectus (excluding the 3,193,805 shares previously issued to Fusion Capital), the selling price of our Common Stock to Fusion Capital will have to average at least $1.50 per share for us to receive the maximum proceeds of $15.0 million.  Assuming a purchase price of $0.60 per share (the closing sale price of the Common Stock on September 20, 2007) and the purchase by Fusion Capital of the remaining 10,000,000 shares under the Purchase Agreement, proceeds to us would only be $6.0 million.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business days that the market price of our Common Stock is less than $0.45.  If obtaining sufficient financing from Fusion Capital were to prove unavailable and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $16.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The sale of our Common Stock to Fusion Capital may cause dilution and the sale of the shares of Common Stock acquired by Fusion Capital could cause the price of our Common Stock to decline

In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to 13,193,305 shares of our Common Stock.  The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement. The purchase price for the Common Stock to be sold to Fusion Capital pursuant to the Purchase Agreement will fluctuate based on the price of our Common Stock. All 13,193,305 shares being registered pursuant to the Purchase Agreement in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to twenty-five (25) months from the date of this Prospectus.  Depending upon market liquidity at the time, a sale of shares under this offering at any given time could cause the trading price of our Common Stock to decline.  Fusion Capital may ultimately purchase all, some or none of the 10,000,000 shares of Common Stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares.  Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock under this offering, or anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.  However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The Purchase Agreement may be terminated by Fusion Capital in the event that the SEC has not declared the registration statement of which this Prospectus is a part of effective on or before December 31, 2007.

The Selling Stockholders intend to sell their shares of Common Stock in the market, which sales may cause our stock price to decline

The Selling Stockholders intend to sell in the public market up to 19,659,805 shares of Common Stock being registered in this offering. That means that up to 19,659,805 shares may be sold pursuant to this Registration Statement.

Such sales may cause our stock price to decline. Our officers and directors and those stockholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

We have not achieved profitability on an annual basis and expect to continue to incur net losses in future quarters, which could force us to discontinue operations.

We recorded a net loss of $852,000 and $1.5 million for the years ended December 31, 2005, and 2006, respectively, and a loss of $1,845,213 for the six (6) months ended June 30, 2007. We had an accumulated deficit of $4,240,140 as of June 30, 2007. We could incur net losses for the foreseeable future as we expand our business. We will need to generate additional revenue from the sales of our products or take steps to reduce operating costs to achieve and maintain profitability. Even if we are able to increase revenue, we may experience price competition that will lower our gross margins and our profitability. If we do achieve profitability, we cannot be certain that we can sustain or increase profitability on a quarterly or annual basis and we could be forced to discontinue our operations.

We depend upon our trademarks and proprietary rights, and any failure to protect our intellectual property rights or any claims that we are infringing upon the rights of others may adversely affect our competitive position.

Our success depends, in large part, on our ability to protect our current and future brands and products and to defend our intellectual property rights. We cannot be sure that trademarks will be issued with respect to any future trademark applications or that our competitors will not challenge, invalidate or circumvent any existing or future trademarks issued to, or licensed by, us. We believe that our competitors, many of whom are more established, and have greater financial and personnel resources than we do, may be able to replicate our processes, brands, flavors, or unique market segment products in a manner that could circumvent our protective safeguards. Therefore, we cannot give you any assurance that our confidential business information will remain proprietary.

We rely predominately on wholesale distributors for the success of our business, the loss or poor performance of which may materially and adversely affect our business.

We sell our products principally to wholesalers for resale to retail outlets including grocery stores, convenience stores, nutritional and drug stores. The replacement or poor performance of the Company's major wholesalers and or the Company's inability to collect accounts receivable from the Company's major wholesalers could materially and adversely affect the Company's results of operations and financial condition. Distribution channels for beverage products have been characterized in recent years by rapid change, including consolidations of certain wholesalers. In addition, wholesalers and retailers of the Company's products offer products which compete directly with the Company's products for retail shelf space and consumer purchases. Accordingly, there is a risk that these wholesalers or retailers may give higher priority to products of the Company's competitors. In the future, the Company's wholesalers and retailers may not continue to purchase the Company's products or provide the Company's products with adequate levels of promotional support.

We may incur material losses as a result of product recall and product liability.

We may be liable if the consumption of any of our products causes injury, illness or death. We also may be required to recall some of our products if they become contaminated or are damaged or mislabeled. A significant product liability judgment against us, or a widespread product recall, could have a material adverse effect on our business, financial condition and results of operations. The government may adopt regulations that could increase our costs or our liabilities. The amount of the insurance we carry is limited, and that insurance is subject to certain exclusions and may or may not be adequate.

We may not be able to develop successful new products, which could impede our growth and cause us to sustain future losses

Part of our strategy is to increase our sales through the development of new products. We cannot assure you that we will be able to develop, market, and distribute future products that will enjoy market acceptance. The failure to develop new products that gain market acceptance could have an adverse impact on our growth and materially adversely affect our financial condition.

Our lack of product diversification and inability to timely introduce new or alternative products could cause us to cease operations

Our business is centered on functional beverages. The risks associated with focusing on a limited product line are substantial. If consumers do not accept our products or if there is a general decline in market demand for, or any significant decrease in, the consumption of nutritional beverages, we are not financially or operationally capable of introducing alternative products within a short time frame. As a result, such lack of acceptance or market demand decline could cause us to cease operations.

Our directors and executive officers beneficially own a substantial amount of our Common Stock, and therefore other stockholders will not be able to direct our Company.

The majority of our shares and the voting control of the Company is held by a relatively small group of stockholders, who are also our directors and executive officers. Accordingly, these persons, as a group, will be able to exert significant influence over the direction of our affairs and business, including any determination with respect to our acquisition or disposition of assets, future issuances of Common Stock or other securities, and the election or removal of directors. Such a concentration of ownership may also have the effect of delaying, deferring, or preventing a change in control of the Company or cause the market price of our stock to decline. Notwithstanding the exercise of the fiduciary duties of these directors and executive officers and any duties that such other stockholder may have to us or our other stockholders in general, these persons may have interests different than yours.

We are dependent on our key executives, the loss of which may have a material adverse effect on our Company.

Our future success will depend substantially upon the abilities of, and personal relationships developed by, Stephen C. Haley, our Chief Executive Officer, Chairman of the Board and majority stockholder, Richard McGee our Chief Operating Officer and Jan Norelid our Chief Financial Officer. The loss of Messrs. Haley, McGee and Norelid’s services could materially adversely affect our business and our prospects for the future. We do not have key person insurance on the lives of such individuals. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel in the functional beverage industry is intense and we may not be able to retain our key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse affect upon our business, results of operations and financial condition

Our Common Stock is deemed a low-priced "Penny" stock, therefore an investment in our Common Stock should be considered high risk and subject to marketability restrictions.

Since our Common Stock is a penny stock, as defined in Rule 3a51-1 under the Exchange Act, it will be more difficult for investors to liquidate their investment. Until the trading price of the Common Stock rises above $5.00 per share, if ever, trading in our Common Stock is subject to the penny stock rules of the Exchange Act specified in rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in any penny stock, to:

•	Deliver to the customer, and obtain a written receipt for, a disclosure document;
•	Disclose certain price information about the stock;
•	Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;
•	Send monthly statements to customers with market and price information about the penny stock; and
•	In some circumstances, approve the purchaser's account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell our Common Stock and may affect the ability of holders to sell their Common Stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

USE OF PROCEEDS

This Prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders.  We will receive no proceeds from the sale of shares of Common Stock in this offering.  However, we have previously received $1.0 million and we may receive up to an additional $15.0 million in proceeds from the future sale of our Common Stock to Fusion Capital under the Purchase Agreement.  Any proceeds from Fusion Capital we receive under the Purchase Agreement will be used for working capital and general corporate purposes. In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to an additional 10,000,000 shares of our Common Stock, in addition to the 3,193,805 shares previously issued to Fusion Capital.  The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Proceeds from the Sale of Shares to Fusion Capital Under the Common Stock Purchase Agreement
$0.45	10,000,000	$4,500,000
$0.50	10,000,000	$5,000,000
$0.60(1)	10,000,000	$6,000,000
$1.00	10,000,000	$10,000,000
$1.50	10,000,000	$15,000,000
$2.00	7,500,000	$15,000,000
____________________

(1) Closing sale price of our shares on September 20, 2007.

The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products.  Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business days that the market price of our Common Stock is less than $0.45.  If obtaining sufficient financing from Fusion Capital were to prove unavailable and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs.  Even if we are able to access the full $16.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans.  Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

SELLING STOCKHOLDERS

Beneficial Ownership

The following table presents information regarding our Selling Stockholders who intend to sell up to 19,659,805 shares of our Common Stock.  A description of each Selling Stockholder’s relationship to the Company and how each Selling Stockholder acquired or will acquire shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholders	Shares Beneficially Owned Before Offering	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering

Fusion Capital Fund II, LLC	3,193,305(2)	3.1%	13,193,305	0%
Anthony Baudanza	5,348,985	5.1%	2,500,000	2.7%
John Nugent	5,348,985	5.1%	2,500,000	2.7%
MidSouth Capital, Inc	75,000	0.1%	75,000	0%
Gregory Horn	4,830,122	4.6%	1,391,500	3.3%

Totals:	18,796,397	18.0%	19,584,805	8.7%

(1) Applicable percentage of ownership is based on 104,559,863 shares of our Common Stock outstanding as of September 21, 2007, together with securities exercisable or convertible into shares of Common Stock within sixty (60) days of September 21, 2007 for each Selling Stockholder.  Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.  Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Note that affiliates are subject to Rule 144 and insider trading regulations, percentage computation is for form purposes only.

(2) As of the date hereof, 3,193,305 shares of our Common Stock have been acquired by Fusion Capital under the Purchase Agreement (3,168,305 shares of Common Stock have been purchased under the Purchase Agreement and 25,000 shares have been issued to Fusion Capital as non-allocable expense reimbursement for such items as travel and other expenses).  Fusion Capital may acquire up to an additional 10,000,000 shares under the Purchase Agreement. Percentage of outstanding shares is based on 104,559,863 shares of Common Stock outstanding as of September 21, 2007.

The following information contains a description of each Selling Stockholder’s relationship to us and how each Selling Stockholder acquired the shares to be sold in this offering is detailed below. None of the Selling Stockholders have held a position or office, or had any other material relationship, with us, except as follows:

Fusion Capital Fund II, LLC (Fusion Capital).   On June 22, 2007, we entered into the Purchase Agreement with Fusion Capital pursuant to which Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $16 million from time to time over a twenty-five (25) month period.  Under the Purchase Agreement, we have sold to Fusion Capital 3,168,305 shares of Common Stock for total proceeds to us of $1,000,000 (25,000 shares have been issued to Fusion Capital as an expense reimbursement).  We have authorized up to an additional 10,000,000 shares of our Common Stock for sale to Fusion Capital under the Purchase Agreement.  Although we are registering 13,193,305 shares pursuant to the Purchase Agreement hereunder, the number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.  Steven G. Martin and Joshua B. Scheinfeld, the principals of Fusion Capital, are deemed to be beneficial owners of all of the shares of Common Stock owned by Fusion Capital.  Messrs. Martin and Scheinfeld have shared voting and disposition power over the shares being offered under this Prospectus.  See the Section herein entitled “The Fusion Transaction” for more information on the Purchase Agreement and on this Selling Stockholder.

Anthony Baudanza.  Mr. Baudanza purchased 200,000 shares of common stock of Elite on or about August 1, 2006 from Elite at a purchase price equal to $0.50 per share pursuant to a private placement.  Upon the consummation of the Merger Agreement whereby our wholly-owned subsidiary, Celsius, Inc., acquired the operating business of Elite (and as is more fully described in the Section herein entitled “Organization Within Last Five Years”), these 200,000 shares were converted into 5,348,985 shares of Common Stock.  Of the 5,348,985 shares of Common Stock beneficially owned by Mr. Baudanza as of the date of this Prospectus, 2,500,000 are being registered hereunder pursuant to that certain Registration Rights Agreement attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007. On July 19, 2007, the Company and Messrs. Baudanza and Nugent entered into a Letter Agreement pursuant to which the parties thereto agreed and acknowledged that all registerable securities owned by Messrs. Baudanza and Nugent not registered by this Registration Statement (i) will continue to have the piggy back registration rights set forth in Section 2.2 of the Registration Rights Agreement and (ii) will be subject of demand registration rights granted by the Company in favor of Messrs. Baudanza and Nugent as is more fully described in the Letter Agreement, a copy of which is attached hereto as Exhibit 10.10.  All investment decisions of Mr. Baudanza are made by Mr. Baudanza.

John Nugent.   Mr. Nugent purchased 200,000 shares of common stock of Elite on or about August 1, 2006 from Elite at a purchase price equal to $0.50 per share pursuant to a private placement.

Upon the occurrence of the Merger Agreement, these 200,000 shares were converted into 5,348,985 shares of Common Stock. Of the 5,348,985 shares of Common Stock beneficially owned by Mr. Nugent as of the date of this Prospectus, 2,500,000 are being registered hereunder pursuant to that certain Registration Rights Agreement attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007.   On July 19, 2007, the Company and Messrs. Baudanza and Nugent entered into a Letter Agreement pursuant to which the parties thereto agreed and acknowledged that all registerable securities owned by Messrs. Baudanza and Nugent not registered by this Registration Statement (i) will continue to have the piggy back registration rights set forth in Section 2.2 of the Registration Rights Agreement and (ii) will be subject of demand registration rights granted by the Company in favor of Messrs. Baudanza and Nugent as is more fully described in the Letter Agreement, a copy of which is attached hereto as Exhibit 10.10.  All investment decisions of Mr. Nugent are made by Mr. Nugent.

MidSouth Capital, Inc. The Company engaged MidSouth Capital, Inc. to assist the Company in finding additional financing. As part of the success fee, MidSouth Capital, Inc. received on June 22, 2007 a warrant to purchase 75,000 shares at a price of $1.31 per share, which was one cent higher than the closing price of the day of closing the Fusion Capital transaction. The warrants expire on June 22, 2012, and there is a provision for cashless exercise of the warrants. MidSouth Capital, Inc will also receive two and a half percent (2.5%) in cash of all proceeds received from Fusion Capital. As of September 21, 2007, we have paid MidSouth Capital $25,000.  Mr. Timothy Moody, Executive Vice President of MidSouth Capital, is deemed to be beneficial owner of all of the warrants to purchase Common Stock owned by MidSouth Capital.  Mr. Moody has sole voting and disposition power over the shares being offered under this Prospectus.

Gregory Horn.  Mr. Horn, a director of the Company, acquired 1,391,500 shares of Common Stock pursuant to that certain Grant, dated on or about January 26, 2007, issued by the Company to Mr. Horn in consideration of: (i) the covenants and representations made by Mr. Horn therein, (ii) Mr. Horn’s agreement to effectuate the termination of Specialty Nutrition Group, Inc.’s consulting agreement with Elite dated June 2006, as amended on August 18, 2006 and (iii) Mr. Horn’s complete and un-revocable assignment of all right, title and interest in the “Celsius” trademark to Elite and/or its successors.  The 1,391,500 shares were valued by the Company at the time of the transaction at $250,000, or $0.18 per share.  A copy of said Grant is attached as Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007.  Mr. Horn also invested $45,000 in Elite on June 15, 2005 and received 128,571 shares of Elite common stock, which, upon the consummation of the Merger Agreement, converted into 3,438,622 shares of the Company’s Common Stock.  On December 21, 2005, Mr. Horn invested an additional $18,750 into Elite and did not receive any further shares.  Of the total 4,380,122 shares beneficially owned by Mr. Horn as of the date of this Prospectus, 1,391,500 are being registered hereunder pursuant to that certain Registration Rights Agreement attached as Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007.  All investment decisions of Mr. Horn are made by Mr. Horn.

THE FUSION TRANSACTION
General

On June 22, 2007, we entered into the Purchase Agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company.  Under the Purchase Agreement, Fusion Capital is obligated, under certain conditions, to purchase shares from us in an aggregate amount of $16 million from time to time over a twenty-five (25) month period.  Under the Purchase Agreement, we have sold to Fusion Capital 3,168,305 shares of per share for total proceeds to us of $1,000,000.  We have authorized up to an additional 10,000,000 shares of our Common Stock for sale to Fusion Capital under the Purchase Agreement.  As of September 21, 2007, there were 104,559,863 shares outstanding (44,206,295 shares held by non-affiliates) excluding the 10,000,000 shares offered by Fusion Capital pursuant to this Prospectus which it has not yet purchased from us.  The 13,193,305 shares being offered pursuant to the Purchase Agreement hereby represent 11.5% of the total Common Stock outstanding or 29.8% of the non-affiliates shares outstanding as of the date hereof.  The number of shares ultimately offered for sale by Fusion Capital is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement

We do not have the right to commence any additional sales of our shares to Fusion Capital under the Purchase Agreement until the SEC has declared effective the registration statement of which this Prospectus is a part of.  After the SEC has declared effective such registration statement, generally we have the right but not the obligation from time to time to sell our shares to Fusion Capital in amounts between $100,000 and $1.0 million depending on certain conditions.  We have the right to control the timing and amount of any sales of our shares to Fusion Capital.  The purchase price of the shares will be determined based upon the market price of our shares without any fixed discount at the time of each sale.  Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the price of our Common Stock is below $0.45.  The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us. The Purchase Agreement may be terminated by Fusion Capital in the event that the SEC has not declared the registration statement of which this Prospectus is a part of effective on or before December 31, 2007.

Purchase of Shares under the Purchase Agreement

Under the Purchase Agreement, on any business day selected by us, we may direct Fusion Capital to purchase up to $100,000 of our Common Stock.  The purchase price per share is equal to the lesser of:

•	the lowest sale price of our Common Stock on the purchase date; or

•	the average of the three (3) lowest closing sale prices of our Common Stock during the twelve (12) consecutive business days prior to the date of a purchase by Fusion Capital.

The purchase price will be equitably adjusted for any reorganization, recapitalization, non-cash dividend, stock split, or other similar transaction occurring during the business days used to compute the purchase price. We may direct Fusion Capital to make multiple purchases from time to time in our sole discretion no sooner than every three (3) business days.

Our Right to Increase the Amount to be Purchased

In addition to purchases of up to $100,000 from time to time, we may also from time to time elect on any single business day selected by us to require Fusion Capital to purchase our shares in an amount up to $100,000 provided that our share price is not below $0.50 during the three (3) business days prior to and on the purchase date.  We may increase this amount to up to $250,000 if our share price is not below $0.75 during the three (3) business days prior to and on the purchase date.  This amount may also be increased to up to $500,000 if our share price is not below $1.50 during the three (3) business days prior to and on the purchase date.  This amount may also be increased to up to $1.0 million if our share price is not below $3.00 during the three (3) business days prior to and on the purchase date. We may direct Fusion Capital to make multiple large purchases from time to time in our sole discretion; however, at least two (2) business days must have passed since the most recent large purchase was completed.  The price at which our Common Stock would be purchased in this type of larger purchases will be the lesser of (i) the lowest sale price of our Common Stock on the purchase date and (ii) the lowest purchase price (as described above) during the previous ten (10) business days prior to the purchase date.

Minimum Purchase Price

Under the Purchase Agreement, we have set a minimum purchase price (“floor price”) of $0.45.  However, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock in the event that the purchase price would be less the floor price. Specifically, Fusion Capital shall not have the right or the obligation to purchase shares of our Common Stock on any business day that the market price of our Common Stock is below $0.45.

Events of Default

Generally, Fusion Capital may terminate the Purchase Agreement without any liability or payment to the Company upon the occurrence of any of the following events of default:

•
the effectiveness of the registration statement of which this Prospectus is a part of lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Fusion Capital for sale of our Common Stock offered hereby and such lapse or unavailability continues for a period of ten (10) consecutive business days or for more than an aggregate of thirty (30) business days in any 365-day period;

•	suspension by our principal market of our Common Stock from trading for a period of three (3) consecutive business days;

•
the de-listing of our Common Stock from our principal market provided our Common Stock is not immediately thereafter trading on the NASDAQ Global Market, the NASDAQ Capital Market, the New York Stock Exchange or the American Stock Exchange;

•	the transfer agent‘s failure for five (5) business days to issue to Fusion Capital shares of our Common Stock which Fusion Capital is entitled to under the Purchase Agreement;

•
any material breach of the representations or warranties or covenants contained in the Purchase Agreement or any related agreements which has or which could have a material adverse effect on us subject to a cure period of five (5) business days; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us; or

•	a material adverse change in our business.

Our Termination Rights

We have the unconditional right at any time for any reason to give notice to Fusion Capital terminating the Purchase Agreement without any cost to us.

No Short-Selling or Hedging by Fusion Capital

Fusion Capital has agreed that neither it nor any of its affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

All 13,193,305 shares issued pursuant to the Purchase Agreement being registered in this offering are expected to be freely tradable.  It is anticipated that shares registered in this offering will be sold over a period of up to twenty-five (25) months from the date of this Prospectus.  The sale by Fusion Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and to be highly volatile.  Fusion Capital may ultimately purchase all, some or none of the 10,000,000 shares of Common Stock not yet issued but registered in this offering.  After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Fusion Capital by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our Common Stock. However, we have the right to control the timing and amount of any sales of our shares to Fusion Capital and the agreement may be terminated by us at any time at our discretion without any cost to us. The Purchase Agreement may be terminated by Fusion Capital in the event that the SEC has not declared the registration statement of which this Prospectus is a part of effective on or before December 31, 2007.

In connection with entering into the Purchase Agreement, we authorized the sale to Fusion Capital of up to an additional 10,000,000 shares of our Common Stock, in addition to the 3,193,805 shares previously issued to Fusion Capital.  The number of shares ultimately offered for sale by Fusion Capital under this Prospectus is dependent upon the number of shares purchased by Fusion Capital under the Purchase Agreement.  The following table sets forth the amount of proceeds we would receive from Fusion Capital from the sale of shares at varying purchase prices:

Assumed Average Purchase Price	Number of Shares to be Issued if Full Purchase	Percentage of Outstanding Shares After Giving Effect to the Issuance to Fusion Capital(1)	Proceeds from the Sale of Shares to Fusion Capital Under the Common Stock Purchase Agreement
$0.45	10,000,000	8.7%	$4,500,000
$0.50	10,000,000	8.7%	$5,000,000
$0.60(2)	10,000,000	8.7%	$6,000,000
$1.00	10,000,000	8.7%	$10,000,000
$1.50	10,000,000	8.7%	$15,000,000
$2.00	7,500,000	6.7%	$15,000,000
____________________

(1)
The denominator is based on 104,559,863 shares outstanding as of September 21, 2007, which includes the 3,193,305 shares previously issued to Fusion Capital and the number of shares set forth in the adjacent column. The numerator is based on the number of shares issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column.

(2)	Closing sale price of our shares on September 20, 2007.

Registration Rights Agreement

In connection with the Purchase Agreement, we entered into the Registration Agreement with Fusion Capital pursuant to which we were obligated to file a registration statement with the SEC covering the shares of Common Stock underlying the Purchase Agreement. In addition, we are obligated to use our best efforts to have the registration statement or amendment declared effective by the SEC at the earliest possible date and reasonable best efforts to keep the registration statement effective. Although we were required to file a registration statement within ten (10) days of the date of the Registration Agreement, such non-compliance is not an event of default under either the Registration Agreement or the Purchase Agreement and therefore there are no adverse consequences to the Company.

PLAN OF DISTRIBUTION

The Common Stock offered by this Prospectus is being offered by the Selling Stockholders.  The Common Stock may be sold or distributed from time to time by the Selling Stockholders directly to one (1) or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.  The sale of the Common Stock offered by this Prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;
•	transactions involving cross or block trades;
•	through brokers, dealers, or underwriters who may act solely as agents;
•	“at the market” into an existing market for the common stock;
•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
•	in privately negotiated transactions; or
•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.  In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the Selling Stockholders and/or purchasers of the Common Stock for whom the broker-dealers may act as agent.  The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

Fusion Capital is an “underwriter” within the meaning of the Securities Act of 1933.  Other selling stockholders may be deemed to be an "underwriter" within the meaning of the Securities Act of 1933.

Neither we nor the Selling Stockholders can presently estimate the amount of compensation that any agent will receive.  We know of no existing arrangements between the Selling Stockholders on the one hand and any other stockholder, broker, dealer, underwriter, or agent on the other hand relating to the sale or distribution of the shares offered by this Prospectus.  At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Stockholders, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.  We have also agreed to indemnify Fusion Capital and related persons against specified liabilities, including liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

Fusion Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Stock during the term of the Purchase Agreement.

We have advised the Selling Stockholders that while they are engaged in a distribution of the shares included in this Prospectus, they are required to comply with Regulation M promulgated under the Exchange Act.

With certain exceptions, Regulation M precludes the Selling Stockholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.  Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security.  All of the foregoing may affect the marketability of the shares offered hereby this Prospectus.

 This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Stockholders.

LEGAL PROCEEDINGS

We know of no material, active or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The following table lists the current members of our Board of Directors and our executive officers as of September 21, 2007. The address for our directors is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Delray Beach, FL 33483.There are no family relationships among members of our Board or our executive officers, with the exception of Janice Haley who is the wife of Stephen C. Haley.

Name	Age	Position

Stephen C. Haley	50	Chief Executive Officer, President and Chairman of the Board of Directors

Jan Norelid	54	Chief Financial Officer and Director

Richard McGee	67	Chief Operating Officer

Janice Haley	46	Vice President of Marketing

James Cast	58	Director

Gregory T. Horn	42	Director

Set forth below is a brief description of the background and business experience of each of our executive officers directors.

Stephen C. Haley is Chief Executive Officer, President and Chairman of the Board of Directors for the Company, and has served in this capacity since he founded Elite in 2004. Elite merged into the Company’s subsidiary, Celsius, Inc. on January 26, 2007.  Prior to founding Elite, from 2001 to 2004, Mr. Haley invested in multiple companies including the beverage industry. From 1999 to 2001, he held positions as COO and Chief Business Strategist for MAPICS, a publicly held, international software company with over five hundred (500) employees and $145 million in revenue. From 1997 to 1999, he was CEO of Pivotpoint, a Boston based Enterprise Requirements Planning (ERP) software firm, backed by a venture group including Goldman Sachs, TA Associates, and Greyloc. He holds a BSBA in Marketing from the University of Florida.

Jan Norelid is the Chief Financial Officer and a director of the Company.  He joined Elite as Chief Financial Officer in November 2006. Mr. Norelid has twenty-seven (27) years of local and international financial experience. Most recently, from 2005 to 2006 he worked as consultant for Bioheart Inc, a start-up bio-medical company, and FAS Group, a consulting firm specialized in SEC related matters. Previously, from September 1997 to January 2005, Mr. Norelid served as Chief Financial Officer for Devcon International Corp, an $80 million NASDAQ listed company which manufactures building materials and provides a comprehensive range of heavy-construction and support services. From January 1996 to September 1997, Mr. Norelid owned and operated a printing franchise. Prior to this, from 1990 to 1995, Mr. Norelid worked as Chief Financial Officer for Althin Medical Inc., a $100 million public medical device company. Previous experience since 1977 consisted of various controller and CFO positions for Swedish companies, stationed in six different countries in four continents. Mr. Norelid holds a degree in Business Administration from the Stockholm School of Economics.

Richard McGee is the Chief Operating Officer of the Company.  Mr. McGee joined Elite as Chief Operating Officer in September 2005. From 1998 to September 2005 Mr. McGee was retired and did not work. His experience includes over forty (40) years in beverage manufacturing, operations, and distribution. Mr. McGee was President of Cotton Club Bottling Group in Cleveland Ohio, which manufactured its own brands and distributed other nationally recognized beverages throughout the Midwest. Mr. McGee arranged the sale of Cotton Club in 1998 to the American Bottling Group Company which was jointly owned by Cadbury Schweppes and The Carlyle Group.  Mr. McGee has a degree in Business from Montana State University.

Janice Haley is the Vice President of Strategic Accounts and Business Development of the Company.  Ms. Haley joined Elite in 2006 as VP of Marketing. Prior to joining Elite, from 2001 to 2006, Ms. Haley, together with her husband Stephen C. Haley, was an investor in beverage distribution and manufacturing companies. Ms. Haley has over twenty (20) years management expertise including the software technology industry in enterprise applications and manufacturing industries specializing in business strategy, sales and marketing. From 1999 to 2001 she was Director of Corporate Communications of Mapics, an international public software company. Previously, from 1997 to 1999 she worked as VP of Marketing of Pivotpoint, a Boston based, venture-funded, software company. Ms. Haley began her career in production in commercial and defense manufacturing firms such as ITT and Honeywell Inc.  Ms. Haley holds a BSBA in Marketing from University of Florida.

James Cast is a director of the Company.  Mr. Cast joined Elite as director in 2007. Mr. Cast is a certified public accountant and is the owner of a CPA firm in Ft. Lauderdale, Florida, which specializes in taxes and business consulting. Prior to forming his firm in 1994, Mr. Cast was senior tax Partner-in-Charge of KPMG Peat Marwick’s South Florida tax practice with over one hundred ten (110) employees. During his twenty-two (22) years at KPMG he was also the South Florida coordinator for all mergers, acquisitions, and business valuations. He is a member of AICPA and FICPA. He currently serves on the Board of the Covenant House of Florida and is the former President of the Board of Trustees, First Presbyterian Church of Ft. Lauderdale. He has a BA from Austin College and a MBA from the Wharton School at the University of Pennsylvania.

Gregory T. Horn is a director of the Company.  Mr. Horn joined Elite as director in 2007. From 2005 to March 2007 he was the President at Garden of Life, a company in the nutritional supplements industry. Previously, Mr. Horn was CEO of General Nutrition Centers, Inc., (“GNC”) a NASDAQ-traded company. He held various positions with GNC, including head of marketing and business development and chief operating officer before becoming CEO. When GNC was acquired in 1999 by Royal Numico, he became chairman of Royal Numico’s North American Executive Committee, overseeing all the company’s $2.5 billion specialty retail, mass market, and direct selling operations on this continent. He is the founder and CEO of Specialty Nutrition Group, Inc. (SNG), an innovator in the nutrition brand-building from concept through launch. He is also a partner with Iron Leaf Capital, a business development corporation providing growth funding for Positive Impact™ companies, and has served as an advisor or board member to several health-oriented companies, including PacificHealth Laboratories, Brand New Brands, Efficas, and Know Fat Franchising. He holds an MBA from UCLA and a BA from the University of Redlands.

Term of Office

Our directors are elected for a one-year term to hold office until the next annual general meeting of our stockholders or until removed from office in accordance with our bylaws. Our officers are appointed by our Board and hold office until removed by the Board.

Board Committees

We have not separately designated an executive committee, nominating committee, compensation committee or audit committee of the Board.

Corporate Governance

We believe that good corporate governance is important to ensure that, as a public company, we will manage for the long-term benefit of our stockholders. In that regard, we have established and adopted a code of business conduct and ethics applicable to all of our directors, officers and employees, which is filed as Exhibit 14.1 hereto.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Common Stock as of September 21, 2007 for:

•	each of our executive officers and directors;
•	all of our executive officers and directors as a group; and
•	Any other beneficial owner of more than five percent (5%) of our outstanding Common Stock.

Beneficial ownership is determined in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities and include ordinary shares issuable upon the exercise of stock options that are immediately exercisable or exercisable within sixty (60) days. Except as otherwise indicated, all persons listed below have sole voting and investment powerwith respect to the shares beneficially owned by them, subject to applicable community property laws. The information is not necessarily indicative of beneficial ownership for any other purpose.

	Beneficial Ownership
	Outstanding Shares Beneficially		Right to Acquire Within 60 Days After September 21,	Shares Beneficially Owned (3)
Name and Address of Beneficial Owner(1)	Owned		2007	Number	Percentage

Stephen C. Haley	26,744,926		-	26,744,926	25.6%

Lucille Santini	26,744,926		-	26,744,926	25.6%

James Cast	-		66,863	66,863	0.1%

	Outstanding Shares Beneficially		Right to Acquire Within 60 Days After September 21,	Shares Beneficially Owned (3)
Name and Address of Beneficial Owner(1)	Owned		2007	Number	Percentage
Gregory T. Horn	4,830,122		66,863	4,896,985	4.7%

John Nugent	5,348,985		-	5,348,985	5.1%

Anthony Baudanza	5,348,985		-	5,348,985	5.1%

Jan Norelid	1,231,246	(2)	-	1,231,246	1.2%

Richard McGee	802,348		-	802,348	0.8%

Janice Haley	-			-	-%

All executive officers and directors as a group (6 persons)	33,608,642		133,726	33,742,368	32.3%
________________

(1)	Unless otherwise noted in the table above, the address of each beneficial owner listed on the table is c/o Celsius Holdings, Inc., 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483.
(2)	Includes 54,000 shares owned by Mr. Norelid’s adult children, beneficial ownership of which is disclaimed by Jan Norelid.
(3)
Applicable percentage of ownership is based on 104,559,863 shares of Common Stock outstanding as of September 21, 2007, together with securities exercisable or convertible into shares of common stock within sixty (60) days of September 21, 2007, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of Common Stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and insider trading regulations - percentage computation is for form purposes only.

DESCRIPTION OF SECURITIES
General

Our authorized capital stock consists of 350,000,000 shares of Common Stock at a par value of $0.001 per share and 50,000,000 shares of preferred stock at a par value of $0.001 per share. There are no provisions in our charter or by-laws that would delay, defer or prevent a change in our control.

Common Stock

As of September 21, 2007, 104,559,863 shares of Common Stock are issued and outstanding and held by approximately 5,000 stockholders. Holders of our Common Stock are entitled to one vote for each share on all matters submitted to a stockholder vote.

Holders of Common Stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of Common Stock voting for the election of directors can elect all of the directors. Holders of our Common Stock representing a majority of the voting power of our capital stock issued and outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation.

Although there are no provisions in our charter or by-laws that may delay, defer or prevent a change in control, we are authorized, without stockholder approval, to issue shares of preferred stock that may contain rights or restrictions that could have this effect.

Holders of Common Stock are entitled to share in all dividends that the Board, in its discretion, declares from legally available funds. In the event of liquidation, dissolution or winding up, each outstanding share entitles its holder to participate pro rata in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the Common Stock. Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

The Company is authorized to issue up to 50,000,000 shares of preferred stock, $0.001 par value per share (the “Preferred Stock”). Dividends on the Preferred Stock may be declared from time to time by the Board. The Preferred Shares are entitled to a preference over holders of the Company’s Common Stock equal to the par value of the shares of Preferred Stock held, plus any unpaid dividends declared. As of September 21, 2007, no shares of Preferred Stock had been issued.

Dividends

We have never declared or paid any cash dividends on shares of our capital stock. We currently intend to retain earnings, if any, to fund the development and growth of our business and do not anticipate paying cash dividends in the foreseeable future. Our payment of any future dividends will be at the discretion of our Board after taking into account various factors, including our financial condition, operating results, cash needs and growth plans.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Except for Baritz & Colman LLP, no expert or counsel named in this Prospectus as having prepared or certified any part of this Prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the Common Stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The financial statements for the year ended December 31, 2006, consisting of balance sheet as of December 31, 2006, statements of operations, statements changes in stockholders’ deficit and statements of cash flow for the years ended December 31, 2006 and 2005, included in this Prospectus and the registration statement have been audited by Sherb & Co., LLP, independent registered public accounting firm, to the extent and for the periods set forth in their report (which describes an uncertainty as to going concern) appearing elsewhere herein and in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Our directors and officers are indemnified as provided by the Nevada Statutes and our bylaws. We have been advised that in the opinion of the SEC, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question whether such indemnification is against public policy to a court of appropriate jurisdiction. We will then be governed by the court's decision.

ORGANIZATION WITHIN LAST FIVE YEARS

Celsius Holdings, Inc. was incorporated under the laws of the State of Nevada on April 26, 2005.  The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as increase the authorized shares to 350,000,000 $0.001 par value common shares and 50,000,000 $0.001 par value preferred shares.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims.  On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation, and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of the Common Stock to the stockholders of Elite as full consideration for the shares of Elite;

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company;

•	1,391,500 shares of the Common Stock in consideration for termination of a consulting agreement and assignment of trademark rights;

•	options exercisable for 10,647,025 shares of Common Stock of the Company in substitution for the options currently outstanding in Elite;

•	1,300,000 shares of the Common Stock of the Company as part of a private placement conducted concurrently with the close of the Merger Agreement;

•	16,000,000 shares of its Common Stock pursuant to warrant exercises by Company warrant holders, and

•	a $250,000 bridge loan was converted to shares of the Company as part of the private placement of 1.3 million shares.

Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of our Common Stock held by him shortly after the close of the Merger Agreement.

As a result of the Merger Agreement, Mr. Kostovski resigned as chief executive officer, chief financial officer, president, secretary, and treasurer of the Company and appointed Mr. Stephen C. Haley as Chief Executive Officer and Chairman of the Board and Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley was appointed Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing of the Company respectively effective as of the closing of the Merger, January 26, 2007.

Mr. Kostovski also resigned as a director of the Company and appointed Messrs. Stephen C. Haley, Jan Norelid, James Cast, and Greg Horn as the new directors of the Company.

On February 9, 2007 Investa Capital Corp. exercised its warrants to purchase 3,557,812 shares of Common Stock for an aggregate consideration of $500,000 in cash.

DESCRIPTION OF BUSINESS

Formation

The Company was incorporated in the State of Nevada on April 26, 2005 under the name “Vector Ventures Corp.” The Company changed its name to “Celsius Holdings, Inc.” on December 26, 2006.

On December 26, 2006, the Company completed a 4 for 1 forward split of its issued and outstanding share capital.

We are a holding company and carry on no operating business except through our direct wholly owned subsidiaries, Celsius, Inc. and Celsius Netshipments, Inc. Celsius, Inc. was incorporated in Nevada on January 18, 2007, and merged with Elite on January 26, 2007, which was incorporated in Florida on April 22, 2004.  Celsius Netshipments, Inc was incorporated in Florida on March 29, 2007. We expect Celsius and Celsius Netshipments will generate substantially all of our operating revenue and expenses.

The Company has not been involved in any bankruptcy, receivership or similar proceeding nor has there been any material reclassification or merger, consolidation or purchase or sale of a significant amount of assets not in the ordinary course of business.

Historical Information

The Company was formed as an exploration stage company, meaning we were formed to engage in the search for mineral deposits (reserves) which are not in either the development or production stage.  We issued 2,000,000 units (8,000,000 post split units) to thirty-five (35) unrelated Stockholders for cash valued at $0.05 per unit pursuant to our SB-2 offering which closed on March 30, 2006. Each unit consisted of four shares and eight (8) share purchase warrants after taking into account the forward split of the Company completed on December 26, 2006. Each share purchase warrant is valid for a period of two years from the date of the Prospectus, expiring on January 20, 2008 and is exercisable at a price of $0.025 per share taking into account the forward split.  All warrants issued have since been exercised as of January 26, 2007.

Once we obtained funding under our March 30, 2006 SB-2 offering we began Phase I exploration on our one property in the Company's portfolio, the One Gun Project, consisting of 9 unit mineral claims having a total surface area of approximately 473 acres. On October 23, 2006 we received the results of the initial campaign and though these were generally poor, the Dollar Ext Zone was located and good geological information was gained.

Given there was a strong  possibility that the One Gun Project claims do not contain any reserves we began to look at other potential mineral properties to explore or other possible business opportunities.
The Company began seriously looking at other opportunities in the fall of 2006 which resulted in us arranging capital through a loan to make a bridge loan to Elite in November 2006.

On January 24, 2006, we entered into the Merger Agreement and plan of reorganization with Celsius, Inc, Elite and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite pursuant to which Elite was merged into Celsius, Inc. and became a wholly-owned subsidiary of the Company on January 26, 2007.

As of closing the Merger Agreement, we have changed our business to the business of Elite and have ceased to be an exploration stage company.

Current Business of the Company

We are in the business of producing, distributing and marketing functional beverages.

We operate in United States through our wholly-owned subsidiaries, Celsius Inc., which acquired the operating business of Elite through a reverse merger on January 26, 2007, and Celsius Netshipments, Inc.  Celsius, Inc. is in the business of developing and marketing functional beverages in the functional beverage category of the beverage industry.  Celsius was Elite’s first commercially available product. Celsius is a calorie burning soda. Celsius is currently available in five (5) flavors, cola, ginger ale, lemon/lime, orange and wild berry.  Celsius Netshipments, Inc., incorporated in Florida on March 29, 2007, distributes the Celsius beverage via the internet.

We are using Celsius as a means to attract and sign up direct-store-delivery (“DSD”) distributors across the US. Once we have a comprehensive network in place, we plan on launching additional brands through that network.

DSD distributors are wholesalers/distributors that purchase product, store it in their warehouse and then using their own trucks sell and deliver the product direct to retailers and their store shelves or cooler doors. During this process they make sure that the product is properly placed on the shelves, the invoicing and collection process is managed and local personnel are trained. Most retailers prefer this method to get beverages to their stores. There are some retailers that prefer a different method called direct-to-retailer (“DTR”). In this scenario, the retailer is buying direct from the brand manufacturer and the product is delivered to the retailer’s warehousing system. The retailer is then responsible to properly stock the product and get it to the shelves. Our strategy is to cover the country with a network of DSD distributors. This allows us to sell to retailer chains that prefer this method and whose store locations span across distributor boundaries. We believe that a strong DSD network gives us a path to get to the smaller independent retailers who are too small to have their own warehousing and distribution systems and thus can only get their beverages from distributors. Our strategy of building a DSD network will not prohibit us from going DTR when a retailer request or requires it.

We have currently signed up distributors in many of the larger markets in the US (Chicago, Detroit, Boston, Tampa, South East Florida, Los Angeles, etc). We expect that it will take until the end of 2008 before we have most of the US covered.

Our experience has shown that it takes about two to three months to bring on a distributor. From initial interest to actual purchase order and kick off or the launch in that area, the steps include a physical meeting or two to explain the brand, target markets and our marketing plans. As we add sales reps we are able to do more of these activities at a time and speed up the process.
Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com. The information contained on our web site does not constitute part of, nor is it incorporated by reference into, this Prospectus.

Industry Overview

The functional beverage market includes a wide variety of beverages with one or more added ingredients to satisfy a physical or functional need.   This category includes: The five (5) fastest-growing segments of the functional beverage include: herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice.

Our Products

In 2005, Elite introduced Celsius to the beverage marketplace and it is our first product. Celsius is a new kind of drink. It tastes like a soft drink, delivers energy like an energy drink and two clinical studies have shown that a single 12oz serving raises metabolism over a 3 to 4 hour period. Quantitatively, the energy expenditure was on average over 100 calories from a single serving.

It is our belief that clinical studies proving product claims will become more important as more and more beverages are marketed with functional claims. Celsius was one of the first beverages to be launched along with a clinical study. Celsius is also one of very few that has clinical research on the actual product. Some beverage companies that do mention studies backing their claims are usually independent studies conducted on one or more of the ingredients in the product. We believe that it is important and will become more important to have studies on the actual product.

Two different research organizations have statistically proven the Celsius calorie burning capability in two clinical studies.  This product line, which is referred to as our “core brand”, competes in the “functional beverage” segment of the beverage marketplace with distinctive flavors and packaging.  A functional beverage is a beverage containing one or more added ingredients intended to satisfy a physical or functional need, which often carries a unique and sophisticated imagery and a premium price tag. This segment includes herb-enhanced fruit drinks, ready-to-drink (RTD) teas, sports drinks, energy drinks, and single-serve (SS) fresh juice. By raising metabolism for the extended period of three to four hours, Celsius provides a negative calorie effect (burn more than you consume) as well as energy.

We currently offer five (5) flavors: cola, ginger ale, lemon/lime, orange and wild berry. We have developed and own the formula for this product including the flavoring. The formulation and flavors for these products are produced under contract by concentrate suppliers.

Celsius is currently packaged in distinctive (12 fl oz) glass bottles with full-body shrink-wrapped labels that are in vivid colors in abstract patterns and cover the entire bottle to create a strong on-shelf impact.  In April 2007, we introduced Celsius in twelve (12) ounce cans. The cans are sold in single units or in packages of four (4). The graphics and clinically tested product are important elements to Celsius and help justify the premium pricing of $1.99 per bottle/can.

Clinical Studies

We have funded two (2) U.S. based clinical studies for Celsius. Each conducted by research organizations and each studied the total Celsius formula. The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition, for which we paid $23,195. The second study was conducted by the Applied Biochemistry & Molecular Physiology Laboratory of the University of Oklahoma. We entered into a contract with the University of Oklahoma to pay $91,464 for part of the cost of the clinical study; payment has not yet been made. In addition, we provided Celsius beverage for the studies and paid for the placebo beverage used in the studies. None of our officers or directors is in any way affiliated with either of the two research organizations. The results of the studies are filed as Exhibit 99.1 herewith.

The first study was conducted by the Ohio Research Group of Exercise Science and Sports Nutrition. The Ohio Research Group of Exercise Science & Sports Nutrition is a multidisciplinary clinical research team dedicated to exploring the relationship between exercise, nutrition, dietary supplements and health, www.ohioresearchgroup.com. This placebo-controlled, double-blind cross-over study compared the effects of Celsius and the placebo on metabolic rate. Twenty-two (22) participants were randomly assigned to ingest a twelve (12) ounce serving of Celsius and on a separate day a serving of twelve (12) ounces of Diet Coke. All subjects completed both trials using a randomized, counterbalanced design. Randomized means that subjects were selected for each group randomly to ensure that the different treatments were statistically equivalent. Counterbalancing means that individuals in one group drank the placebo on the first day and drank Celsius on the second day. The other group did the opposite. Counterbalancing is a design method that is used to control ‘order effects’. In other words, to make sure the order that subjects were served does not impact the results and analysis.

Metabolic rate (via indirect calorimetry, measurements taken from breaths into and out of calorimeter) and substrate oxidation (via respiratory exchange ratios) were measured at baseline (pre-ingestion) and for 10 minutes at the end of each hour for 3 hours post-ingestion. The results showed an average increase of metabolism of twelve percent (12%) over the three (3) hour period, compared to statistically insignificant change for the control group. Metabolic rate, or metabolism, is the rate at which the body expends energy. This is also referred to as the “caloric burn rate”. Indirect calorimetry calculates heat that living organisms produce from their production of carbon dioxide. It is called “indirect” because the caloric burn rate is calculated from a measurement of oxygen uptake. Direct calorimetry would involve the subject being placed inside the calorimeter for the measurement to determine the heat being produced. Respiratory Exchange Ratio is the ratio oxygen taken in a breath compared to the carbon dioxide breathed out in one breath or exchange. Measuring this ratio can be used for estimating which substrate (fuel such as carbohydrate or fat) is being metabolized or ‘oxidized’ to supply the body with energy.

The second study was conducted by the Applied Biochemistry & Molecular Physiology Laboratory of University of Oklahoma. This blinded, placebo-controlled study was conducted on a total of sixty (60) men and women of normal weight. An equal number of participants were separated into two (2) groups to compare one (1) serving (12oz) of Celsius to a placebo of the same amount. According to the study, those subjects consuming Celsius burned significantly more calories versus those consuming the placebo, over a three (3) hour period.

The study confirmed that over the three (3) hour period, subjects consuming a single serving of Celsius burned sixty-five percent (65%) more calories than those consuming the placebo beverage and burned an average of more than one hundred (100) calories compared to placebo. These results were statistically significant. While the University of Oklahoma study did extend for 28 days, more testing would be needed for long term analysis of the Celsius calorie burning effects. Also, these studies were on relatively small numbers of subjects, (20 and 60 respectively) and additional studies on a larger number and wider range of body compositions can be considered to further the analysis.

Manufacture and Supply of Our Products

Our products are produced by beverage co-packers. A co-packer is a manufacturing plant that provides the service of filling bottles or cans for the brand owner. We believe the benefit of using co-packer is we do not have to invest in the production facility and can focus our resources on brand development, sales and marketing. It also allows us produce in multiple locations strategically placed throughout the country. Currently our products are produced in Rochester, New York, Memphis Tennessee and Mooresville, North Carolina. We usually produce about 25,000 cases (24 units per case) of Celsius in a production run. We supply all the ingredients and packaging materials. The co-pack facility assembles our products and charges us a fee, by the case. We follow a “fill as needed” manufacturing model to the best of our ability and we have no significant backlog of orders. The shelf life of the Celsius is specified as 14 months for both cans and bottles.

Substantially all of the raw materials used in the preparation, bottling and packaging of our products are purchased by us or by our contract packers in accordance with our specifications. Generally, we obtain the ingredients used in our products from domestic suppliers and each ingredient has several reliable suppliers. The ingredients in the Celsius Beverage include Green Tea (EGCG), Ginger (from the root), Caffeine, B-Vitamins, Vitamin C, Taurine, Guarana, Chromium, Calcium, Glucoronalactone and Sucralose, and Celsius is packaged using a supplements facts panel. We have no major supply contracts with any of our suppliers. As a general policy, we pick ingredients in the development of our products that have multiple suppliers and are common ingredients. This provides a level of protection against a major supply constriction or calamity.

We believe that if we grow, we will be able to keep up with increased production demands. We believe that our current co-packing arrangement has the capacity to handle increased business we may face in the next twelve (12) months. To the extent that any significant increase in business requires us to supplement or substitute our current co-packer, we believe that there are readily available alternatives, so that there would not be a significant delay or interruption in fulfilling orders and delivery of our products. In addition, we do not believe that growth will result in any significant difficulty or delay in obtaining raw materials, ingredients or finished product.

Our Primary Markets

We target a niche in the soft drink industry known as functional beverages. The soft drink industry generally characterizes beverages as being made with nutritional and mineral additives, with upscale packaging, and often creating and utilizing new and unique flavors and flavor combinations.

Celsius is ultimately sold across many retail segments or channels. We group the grocery, convenience, drug, mass and club channel into one group as major channels. We classify health clubs, spas, gyms etc as our Health and Fitness channel. We are expanding our distribution into each channel. We reach these channels through sales to DSD distributors, who in turn sell to different channels or through sales to DTR customers. We cannot accurately estimate how much is sold in each channel, because the sales information comes through our DSD distributors’ sales information, and each one may or may not utilize the same sales channel classification as we do.

Distribution, Sales and Marketing

Our predecessor Elite initiated a grassroots marketing strategy to launch Celsius in 2005.  This marketing strategy leveraged the significant media interest in the results of the clinical trial which confirmed the product’s functional benefit.  Celsius was subsequently unveiled at the International Society for Sports Nutrition (ISSN) annual scientific symposium in June of 2005.  Media interest in the category-creating positioning and clinical proof generated national coverage. Over 200 TV news stations aired over 800 segments highlighting Celsius, as well as articles in a multitude of news papers and magazines and their websites.

Once initial distribution was achieved in the southeastern United States, a top-tier branding agency was retained to develop a comprehensive integrated marketing communications program for use in regional and national roll-out.  These materials included Point of Sale graphics, billboards, print advertising layouts, coupon graphics, radio scripts and other creative components. All of these are not used in every market but provide a good foundation of promotional materials as we do launch in a specific area or with a specific distributor.

Celsius and the Beverage Supply Chain

Consumers buy their beverages in various ways. Most beverages are purchased at retailers which can be segmented by type of store such as grocery, drug, convenience/gas, mass and club. Some health focused beverages can be purchased in gyms, health clubs and spas. Some beverages are purchased from vending machines and some consumers order beverages over the internet to be delivered to their homes or offices.

Celsius is a brand that can sell through all of these channels and we are doing so now in the US. We intend to grow our volumes through each channel through various means. We classify the channels into four sub-groups, Major Channel (grocery, drub, convenience, club and mass), Health & Fitness (gyms, health clubs, etc), Vending and Internet Sales. If we grow our distribution network, we believe the largest percentage of sales will come from the major channels.

In the future we will sell Celsius internationally and will group those sales in two large groups, export (an importer buys the product and resells it) and license (a bottler will license the rights to produce locally and then they will sell and distribute in their respective countries.) In the immediate future we are focused on the US market.

Selling to and Growing the DSD Distribution Network

We are currently marketing to distributors using a number of marketing strategies, including direct solicitation, telemarketing, trade advertising and trade show exhibition. These distributors include established distributors of other beverages such as beer, energy drinks, soft drinks, water and ready to drink teas. Our distributors sell our products directly to retail chains, convenience stores, drugstores and mainstream supermarkets for sale to the public. We maintain direct contact with the distributors through our in-house sales managers. In limited markets, where the use of our direct sales mangers is not cost-effective, we utilize food brokers and outside representatives.  A DSD distributor will have a defined territory (usually determined by a set of counties).  In almost all cases we will work with the distributor under a contractual arrangement. For the right to sell Celsius in their territory, they agree to certain duties of which one is a quarterly or yearly minimum of sales.

Distributors sell to the stores in their area. In many cases, the distributor services a chain of retail stores that have a corporate office or buying office that is outside their territory. We make the calls on those stores either on our own or through the neighboring distributor that does have the buying office in their territory. See Selling to Retail Stores for more detail.

Selling to Retail Stores

We are currently marketing to retail stores by utilizing trade shows, trade advertising, telemarketing, direct mail pieces and direct contact with retailers we believe would be interested our products. Our regional sales managers, working with our National Accounts personnel, will make sales calls to and meet with the buyers of these larger chains. Our strategy is for the chain to be serviced by our DSD distributors. Examples of major retail chains that carry Celsius and get their product through our DSD distributors include: Kings Sooper and Diamond Shamrocks (Colorado), Hannafords (Northeast), Sweetbay (Florida). In some cases, the retailers are so large that they have established their own distribution and warehousing systems and in these cases we will sell DTR. Examples of these are Vitamin Shoppes (across United States), and Raley’s (California), Valero (Texas).

Vending

We believe that vending is a way to not only get Celsius into the hands of more consumers, in addition, when the machines are labeled or branded with our graphics; they become great promotional signage to help build awareness. We are currently signing up vending brokers across the US that will sell to the vending machine operators. The vending operators will buy Celsius either from our DSD distributors or vending distributors strategically located across the US.

Sales Direct to Consumers (Internet Sales)

Consumers are able to purchase Celsius directly from our website. We have customers that choose this method of purchase and delivery in all 48 contiguous states and a few sales in Hawaii and Alaska. We are not focused on building this channel but it helps us build brand awareness in areas that do not have strong retailer or distributor presence yet.

Marketing to Consumers

Advertising. We intend to utilize several marketing strategies to market directly to consumers. Advertising in targeted consumer magazines such aimed at consumers interested in weight loss, diet and fitness, in-store discounts on the products, in-store product demonstration, street corner sampling, coupon advertising, consumer trade shows, event sponsoring and our website http://www.celsius.com are all among consumer-direct marketing devices we intend to utilize in the future.

In-Store Displays. As part of our marketing efforts, we intend to offer in-store displays in key markets. We also believe that our unique packaging is an important part of making successful products.

Seasonality of Sales

Sales of our beverages are seasonal, with the highest sales volumes generally occurring in the second and third fiscal quarters, which correspond to the warmer months of the year in our major markets.

Competition

Our products compete broadly with all beverages available to consumers. The beverage market is highly competitive, and includes international, national, regional and local producers and distributors, many of whom have greater financial, management and other resources than us.

Our direct competitors in the functional beverage market include but are not limited to The Coca-Cola Company, Cadbury Schweppes, PepsiCo, Inc., Nestlé, Waters North America, Inc., Hansen Natural Corp., Red Bull and Glaceau.

While we believe that we offer a unique product which will be able to compete favorably in this marketplace, the expansion of competitors in the functional beverage market, along with the expansion of our competitor’s products, many of whom have substantially greater marketing, cash, distribution, technical and other resources than we do, may impact our products ultimate sales to distributors and consumers.

Proprietary Rights

In connection with our acquisition of the business of Elite, we, through our wholly owned subsidiary Celsius, Inc., we have acquired the Celsius® trademark, which is registered in the United States.

We will continue to take appropriate measures, such as entering into confidentiality agreements with our contract packers and exclusivity agreements with our flavor houses, to maintain the secrecy and proprietary nature of our flavor concentrates. We consider our trademarks and flavor concentrate trade secrets to be of considerable value and importance to our business. No successful challenges to our registered trademarks have arisen and we have no reason to believe that any such challenges will arise in the future.

Research and Development

Throughout 2007, the Company will focus its full efforts on Celsius, limiting new product development to flavor line extensions of this high-potential brand.  Two (2) new flavors, Orange and wild berry, were developed and launched during 2006 with positive results.

Beyond 2007, we intend to target development and launch one high-potential new product per year.  We followed a detailed process to identify, qualify and develop Celsius. As our distribution network increases, we are beginning the process for the next brand that we plan to launch into the distribution network. In July, we hired a R&D professional to work full time on this process. The objective is to allow the majority of the Company to stay focused on the current product, Celsius, and the distribution expansion while insuring that there will be additional follow on brands. We have in 2005 and 2006 spent approximately, $152,000 and $11,000, respectively, on research and development. We have only spent approximately $1,000 during the first six (6) months of 2007 on research and development, but we expect to increase this during the second half of this year.

Government Regulation

The production, distribution and sale of our products in the United States is subject to the Federal Food, Drug and Cosmetic Act, the Dietary Supplement Health and Education Act of 1994, the Occupational Safety and Health Act, various environmental statutes and various other federal, state and local statutes and regulations applicable to the production, transportation, sale, safety, advertising, labeling and ingredients of such products. California law requires that a specific warning appear on any product that contains a component listed by California as having been found to cause cancer or birth defects. The law exposes all food and beverage producers to the possibility of having to provide warnings on their products because the law recognizes no generally applicable quantitative thresholds below which a warning is not required. Consequently, even trace amounts of listed components can expose affected products to the prospect of warning labels. Products containing listed substances that occur naturally in the product or that are contributed to the product solely by a municipal water supply are generally exempt from the warning requirement. While none of our products are required to display warnings under this law, we cannot predict whether an important component of any of our products might be added to the California list in the future. We also are unable to predict whether or to what extent a warning under this law would have an impact on costs or sales of our products.

Measures have been enacted in various localities and states that require that a deposit be charged for certain non-refillable beverage containers. The precise requirements imposed by these measures vary. Other deposit, recycling or product stewardship proposals have been introduced in certain states and localities and in Congress, and we anticipate that similar legislation or regulations may be proposed in the future at the local, state and federal levels, both in the United States and elsewhere.

Our facilities in the United States are subject to federal, state and local environmental laws and regulations. Compliance with these provisions has not had, and we do not expect such compliance to have, any material adverse effect upon our capital expenditures, net income or competitive position.

Environmental Matters

Based on our current operations, environmental protection requirements do not have a significant financial and operational effect on the capital expenditures, earnings and competitive position of our company in the current financial year and are not expected to have a significant effect in the reasonably foreseeable future.

Employees

As of July 16, 2007, we employed a total of fifteen (15) employees on a full-time basis.  Of our fifteen (15) employees, we employ three (3) in administrative capacities and twelve (12) persons in sales and marketing capacities. We have not experienced any work stoppages.  We have not entered into any collective bargaining agreements. We consider our relations with employees to be good.

Legal Proceedings

We know of no material, active or pending legal proceedings against our Company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial stockholder, is an adverse party or has a material interest adverse to our interest.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

General

The following is a discussion of the financial condition and results of operations of Celsius Holdings, Inc. comparing the three (3) and six (6) months ended June 30, 2007 compared to the three (3) and six (6) months ended June 30, 2006 and the fiscal quarters ending years ended December 31, 2006 and December 31, 2005. We operate in the United States through our wholly-owned subsidiaries Celsius Netshipments, Inc. and Celsius Inc. (“Sub”), which acquired the operating business of Elite FX, Inc. (“Elite”) through a reverse merger on January 26, 2007. You should consider the foregoing when reviewing Celsius Holdings, Inc.’s financial statements attached to this Registration Statement on Form SB-2 and this discussion. You should read this section together with the Company’s financial statements including the notes to those financial statements for the years mentioned above. Dollar amounts of $1.0 million or more are rounded to the nearest one tenth of a million; all other dollar amounts are rounded to the nearest one thousand and all percentages are stated to the nearest one tenth of one percent.

Overview

We are in the business of producing, distributing and marketing functional beverages in the functional beverage category of the beverage industry.  Celsius was our first commercially available product. Celsius is a calorie burning soda. Celsius is currently available in five (5) flavors, cola, ginger ale, lemon/lime, orange and wild berry.

We started our business toward the end of 2004. We had our first revenue in 2005 and have increased the number of distributor and stores that carry our products rapidly over the last two (2) years. We had seven (7) distributors in 2005 and now have approximately thirty-five (35) active distributors.

We are using Celsius as a means to attract and sign up DSD (direct store delivery) distributors across the US. Once we have a comprehensive network in place we plan on launching additional brands through that network.

DSD distributors are wholesalers/distributors that will purchase product, store it in their warehouse and then using their own trucks sell and deliver the product direct to retailers and their store shelves or cooler doors.

During this process they will make sure that the product is properly placed on the shelves, the invoicing and collection process is managed and local personnel are trained. Most retailers prefer this method to get beverages to their stores. There are some retailers that prefer a different method called Direct to Retailer (DTR). In this scenario, the retailer is buying direct from the brand manufacturer and the product is delivered to the retailer’s warehousing system. The retailer is then responsible to properly stock the product and get it to the shelves. Our strategy is to cover the country with a network of DSD distributors. This allows us to sell to retailer chains that prefer this method and whose store locations span across distributor boundaries. Also, and maybe more importantly, a strong DSD network gives us a path to get to the smaller independent retailers who are too small to have their own warehousing and distribution systems and thus can only get their beverages from distributors. Our strategy of building a DSD network will not prohibit us from going DTR when a retailer request or requires it.

We have currently signed up distributors in many of the larger markets in the US (Chicago, Detroit, Boston, Tampa, South East Florida, Los Angeles, etc). We expect that it will take until the end of 2008 before we have most of the US covered.

Our experience has shown that it takes about two to three months to bring on a distributor. From initial interest to actual purchase order and kick off or the launch in that area, the steps include several meetings to explain the brand, target markets and our marketing plans. As we add sales reps we are able to do more of these activities at a time and speed up the process.

Our principal executive offices are located at 140 NE 4th Avenue, Delray Beach, FL 33483. Our telephone number is (561) 276-2239 and our website is http://www.celsius.com. The information contained on our website does not constitute part of, nor is it incorporated by reference into, this Prospectus.

Forward-Looking Statements

Information included or incorporated by reference in this Prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may”, “should”, “expect”, “anticipate”, “estimate”, “believe”, “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This Prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

Results of Operations for the Three (3) Months Ended June 30, 2007 Compared to the Three (3) Months Ended June 30, 2006

Revenue

Sales for the three (3) months period ended June 30, 2007 and 2006 were $376,000 and $445,000, respectively. The decrease of $69,000 was mainly due to sales to 21 new distributors during the second quarter of 2006. We contracted seven new distributors in the second quarter of 2007. This was mainly due to in 2006 we just started setting up our distributor network. We started to ship our Celsius product in sleek cans, both in trays and in 4-packs, in May of 2007.

Gross Profit

Cost of sales was 80.1% in the second quarter 2007 as compared to 71.9% for the same period in 2006. The increase in cost of sales was mainly due to promotional activities in June 2007 in order to sell older product. Practically all older products, which were nearing expiration, were all sold during the quarter.

Operating Expenses

Sales and marketing expenses decreased to $225,000 in the second quarter 2007 as compared to $279,000 the same period in 2006, a decrease of $54,000. This decrease was mainly due to reduced marketing professional fees. At the same time we shifted our focus on sales and marketing expenditure. We spend more on direct distributor support and less on public relations expense. General and administrative expenses increased to $526,000 in the second quarter 2007 as compared to $164,000 in the same period in 2006, an increase of $362,000. The increase was mainly due to increased cost for personnel, $160,000 and professional fees and investor relations expenses $180,000.

Other Expense

Other expense consists of interest on outstanding loans. The interest expense increased during the quarter due to increased liabilities.

Results of Operations for the Six (6) Months Ended June 30, 2007 Compared to Six (6) Months Ended June 30, 2006

Revenue

Sales for the six (6) months ended June 30, 2007 as compared to the same period in 2006 were substantially the same. We engaged and had sales to more new distributors in the first quarter of 2007 as compared to a year ago, but less new distributors in the second quarter of 2007 as compared to a year ago.

Gross Profit

Cost of sales was 77.3% in the first six (6) months of 2007 as compared to 74.1% for the same period in 2006. The increase in cost of sales was mainly due promotional activity in June 2007 to close out some product that was nearing expiration. This was partially offset by improved shipping efficiency and that we have better gross margins on our cans than our bottles.

Operating Expenses

Sales and marketing expenses increased from $362,000 to $460,000 for the first six (6) months in 2007 as compared to the same period in 2006, an increase of $98,000. We have shifted to a great extent on how we are spending our sales and marketing cost. More money was spent on trade shows, product sampling, local radio advertising and new distributor support and we decreased spending on marketing fees and clipping services. General and administrative expenses increased to $945,000 for the first six (6) months in 2007 as compared to $226,000 for the same period in 2006, and increase of $693,000. The increase was mainly due to increased cost for personnel, $366,000, professional fees and investor relations expense, $202,000, insurance, $98,000, impairment of intangible asset, $26,000 and increased office expense, $26,000.

We recognized an expense for termination of a consulting agreement in the first quarter of 2007 of $500,000. Coinciding with the reverse merger, the Company issued 1.4 million shares, valued at $250,000, and an interest-free note for $250,000 to Mr. Gregory Horn, a director, as consideration for termination of a consulting agreement. Management of the Company performed an analysis of the Company’s intangible assets and they were determined to be impaired due to uncertainty of future profitability. Based on this analysis we recorded an impairment charge of $26,000 for a domain name that the Company bought in the quarter. There is no current basis to project that the Company can become cash flow positive in the future, and therefore our intangible assets have zero discounted present value.

Other Expense

Other expense consists of interest on outstanding loans. Interest expense increased during the quarter due to increased liabilities.

Results of Operations for the Fiscal Year 2006 Compared to the Fiscal Year 2005

Our revenue for the calendar year 2006 was $1.3 million as compared to $426,000 during 2005. Our first Celsius products were produced in early 2005 and we started to market the product at that time.

Cost of sales as a percentage of revenue was 65.5% during the year ended December 31, 2006, as compared to 70.5% during 2005. We believe we can decrease the percentage in the future as our volume increases. Particularly, our cost of freight to the customer was high due to smaller size of shipments, which we in the future hope to be able to avoid.

Selling, general and administrative expense increased by 88.8% to $1.8 million for the year ended December 31, 2006 compared to $948,000 for the same period in 2005. The increase in sales and marketing expenses of $667,000, related mainly to local radio advertising, royalty and other general marketing expenses. The increase in general and administrative expenses of $235,000 was primarily due to increased salaries of $319,000, partially offset by a cost for write off of product due to a one time production problem of $153,000 in 2005 that did not repeat in 2006.

Interest expense increased in 2006 to $112,000 compared to $30,000 for the same period in 2005, primarily due to increased debt as consequence to our investment in marketing.

Liquidity and Capital Resources

We have yet to establish any history of profitable operations.  We have incurred annual operating losses of $1,454,353, $852,628 and $87,946, respectively, during the past three (3) fiscal years of operation.  We have incurred an operating loss during the first six (6) months ending June 30, 2007 of $1,845,213. As a result, at June 30, 2007 we had an accumulated deficit of $4,240,140. At June 30, 2007, we had a working capital deficit of $1,107,402.  The independent auditor’s report for the year ended December 31, 2007, includes an explanatory paragraph to their audit opinion stating that our recurring losses from operations and working capital deficiency raise substantial doubt about our ability to continue as a going concern.  We have an operating cash flow deficit of $1,403,707 for the six (6) months period ending June 30, 2007 and an operating cash flow deficit of $1,179,323 and $813,048, for the twelve (12) month periods ended December 31, 2006 and 2005, respectively.  Our revenues have not been sufficient to sustain our operations.  We expect that our revenues will not be sufficient to sustain our operations for the foreseeable future.  Our profitability will require the successful commercialization of our current product Celsius® and any future products we develop.  No assurances can be given when this will occur or that we will ever be profitable.

We fund part of our working capital from two (2) lines of credit. One line of credit with a factoring company was renegotiated on January 31, 2007 and is for $500,000. The line of credit lets us borrow 80% of eligible receivables. The factoring flat fee is 1.5% of the invoice amount; in addition we incur an interest charge of prime rate plus three percent (3%) on the average outstanding balance. The outstanding balance as of June 30, 2007 was $149,574.

We entered into a second line of credit on February 28, 2007 for inventory financing. The line of credit is also for $500,000 and lets us borrow up to 50% of our cost of eligible finished goods. The line of credit carries an interest of 1.5% per month of the outstanding balance and a monitoring fee of 0.5% of the previous month’s average outstanding balance. The outstanding balance on the agreement as of June 30, 2007 was $239,228.

In April 2007, the Company received $250,000 in bridge financing from Brennecke Partners LLC. The loan is due on demand and carries interest of nine percent (9%) per year.

We borrowed in 2004 and 2005 a total of $500,000 from one of our stockholders, the loan is not documented and carries interest of a rate variable with the prime rate. There is no repayment date or any plan to repay the loan.

We borrowed $50,000 from the CEO of the Company in February 2006. The loan is not documented and carries interest of seven percent (7%). There is no repayment date or any plan to repay the loan.

We terminated a consulting agreement with one of our directors. As partial consideration we issued a note payable for $250,000. The note has monthly amortization of $15,000 from March 31, 2007 and a final payment of the remaining outstanding balance on November 30, 2007.

We will require additional financing to sustain our operations. Management estimates that we need to raise an additional $5.0 million in order to implement our business plan over the next 12 months. We do not currently have sufficient financial resources to fund our operations or those of our subsidiaries. Therefore, we need additional funds to continue these operations. We anticipate that the Purchase Agreement will help provide us with this funding. However, no assurances can be given that the Company will be able to raise sufficient financing through this agreement. We only have the right to receive $100,000 every three (3) business days under the Purchase Agreement by and between the Company and Fusion Capital unless our stock price equals or exceeds $0.50, in which case we can sell greater amounts to Fusion Capital as the price of our Common Stock increases. Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business day that the market price of our Common Stock is less than $0.45.

Since we are registering on the accompanying Registration Statement 10,000,000 shares for sale by Fusion Capital pursuant to this Prospectus (excluding the 3,193,805 shares previously issued to Fusion Capital), the selling price of our Common Stock to Fusion Capital will have to average at least $1.50 per share for us to receive the remaining proceeds of $15.0 million. Assuming a purchase price of $0.60 per share (the closing sale price of the Common Stock on September 20, 2007) and the purchase by Fusion Capital of the remaining 10,000,000 shares under the Purchase Agreement, proceeds to us would only be $6.0 million.  A more detailed description of the Purchase Agreement is set forth below. The extent we rely on Fusion Capital as a source of funding will depend on a number of factors including, the prevailing market price of our Common Stock and the extent to which we are able to secure working capital from other sources, such as through the sale of our products. Specifically, Fusion Capital shall not have the right nor the obligation to purchase any shares of our Common Stock on any business days that the market price of our Common Stock is less than $0.45. If obtaining sufficient financing from Fusion Capital were to prove unavailable and if we are unable to sell enough of our products, we will need to secure another source of funding in order to satisfy our working capital needs. Even if we are able to access the full $16.0 million under the Purchase Agreement with Fusion Capital, we may still need additional capital to fully implement our business, operating and development plans. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, the consequences could be a material adverse effect on our business, operating results, financial condition and prospects.

The following table summarizes contractual obligations and borrowings as of December 31, 2006, and the timing and effect that such commitments are expected to have on our liquidity and capital requirements in future periods (in thousands). We expect to fund these commitments primarily with raise of debt or equity capital.

	Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Debt to related party	1,093	1,093	—	—	—
Loans payable	669	651	16	2	—
Purchase obligations	—	—	—	—	—
Total	$1,762	$1,744	$16	$2	$—

Our Purchase Agreement with Fusion Capital

On June 22, 2007, we signed a $16 million common stock purchase agreement (the “Purchase Agreement”) with Fusion Capital Fund II, LLC, an Illinois limited liability company (“Fusion Capital”).  Under the Purchase Agreement, we received $500,000 from Fusion Capital on the signing of the agreement and we will receive an additional $500,000 on the date that a registration statement related to the transaction is filed with the SEC.  Concurrently with entering into the Purchase Agreement, we entered into a registration rights agreement (the “Registration Agreement”) with Fusion Capital.  Under the Registration Agreement, we agreed to file a registration statement with the SEC covering the shares that have been issued or may be issued to Fusion Capital under the Purchase Agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right over a twenty-five (25) month period to sell shares of Common Stock to Fusion Capital from time to time in amounts between $100,000 and $1 million, depending on certain conditions as set forth in the Purchase Agreement, up to an additional $15 million.

In consideration for entering into the Purchase Agreement, which provides for up to $15 million of future funding as well as the $1 million of funding prior to the registration statement being declared effective by the SEC, we agreed to issue to Fusion Capital 3,168,305 shares of our Common Stock.  The purchase price of the shares related to the $15 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital.  Fusion Capital shall not have the right or the obligation to purchase any shares of our Common Stock on any business day that the price of our Common Stock is below $0.45.  The Purchase Agreement may be terminated by us at any time at our discretion without any cost to us.  The proceeds received by the Company under the Purchase Agreement will be used for marketing expenses towards building the Celsius brand, working capital and general corporate use.

The foregoing description of the Purchase Agreement and the Registration Agreement are qualified in their entirety by reference to the full text of the Purchase Agreement and the Registration Agreement, a copy of each of which was filed as Exhibit 10.1 and 10.2, respectively to our Current Report on Form 8-K as filed with the SEC on June 25, 2007 and each of which is incorporated herein in its entirety by reference.

Related Party Transactions

During 2006, the Company delivered and invoiced Specialty Beverage Distributors, Inc (“SBD”) $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. SBD is owned by a stockholder, and the CEO of the Company.

We received advances from one of our stockholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The total amount outstanding, including accrued interest, as of June 30, 2007 was $632,734. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the stockholder.

The CEO, incurred expenses on the Company’s behalf in 2006, for which he was not reimbursed immediately. There was no liability to our President for these expenses as of June 30, 2007. We have since March 2006 accrued the CEO’s salary and the accrued salary as of June 30, 2007 was $171,000. Since June 1, 2007 we have paid his salary in full.

The CEO also lent the Company $50,000 in February 2006. This loan is not documented, accrues seven percent (7%) interest, has no repayment date and the outstanding amount as of June 30, 2007 was $54,822.

We acquired the rights to the trademark “Celsius” from one of our directors included in a consulting agreement. Upon cancelling the agreement a certain payment was due. Payment was issued in the form of an interest-free note payable for $250,000 and 1,391,500 shares of our Common Stock, valued at $250,000. The note has monthly amortization of $15,000 from June 30, 2007 and a final payment of the remaining outstanding balance on November 30, 2007. In addition, we had previously accrued two percent (2%) in deferred royalty on our sales from January 1, 2006. The Company has only made the first installment of the note payable. The note has a monthly installment due of $15,000 from March 31, 2007 with a balloon payment $130,000 on November 30, 2007.

The CEO has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. (“Bibby”), the outstanding balance to Bibby as of June 30, 2007 and December 31, 2006 was $149,574 and $83,908, respectively. The CEO has also guaranteed the lease for the Company’s offices and a purchase of a vehicle. The CEO was not compensated for issuing the guarantees.

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties.

Going Concern

The accompanying condensed consolidated financial statements are presented on a going concern basis. This condition raises substantial doubt about the Company’s ability to continue as a going concern.  The Company is diligently trying to raise financing; however, there can be no assurance that the Company will be successful in its endeavors.

DESCRIPTION OF PROPERTY

Our executive offices are located at 140 NE 4th Avenue, Suite C, Delray Beach, FL 33483. We are currently being provided with space at this location by an unrelated third party, pursuant to a twelve (12) month lease for $3,621 per month.

The Company has no warehouses or other facilities.  We produce our products through a packing, or co-pack, facility in Rochester, New York, with High Falls Brewing Company for our bottles and Carolina Beer & Beverage, Mooresville, North Carolina for our cans.  We have approved two (2) other facilities for co-packing of bottles in Tennessee and Oregon but have not begun producing product from these facilities.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On the closing of the Merger Agreement, the Company issued 1,391,500 shares of its Common Stock to Gregory T. Horn and issued a promissory note in the amount of $250,000 to Specialty Nutrition Group, Inc. (“SNG”) in exchange for termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”.  The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight (8) months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007. Gregory T. Horn, a director of the Company is also an affiliate, director and officer of SNG.  Irina Lorenzi, another director and officer of SNG is also a stockholder of the Company.  Mr. Lorenzi and Mr. Horn together own 6,243,780 shares of the Common Stock of the Company.  Elite has paid SNG, of which our director Gregory T. Horn is a principal, $50,175, $20,000 and $20,000 during the years 2006, 2005 and 2004, respectively, for services and royalty.

On close of the Merger Agreement, the Sub assumed employment agreements with the Messrs. Stephen C. Haley, Jan Norelid, Richard McGee and Ms. Janice Haley, previously executed by Elite.  The Company issued 50,000 shares of Elite to Jan Norelid in compensation on January 19, 2007.

The shares have certain forfeiture clauses in case of termination of the employment agreement by Mr. Norelid within a year, and in case of termination by the Company for cause. The Company recorded a charge of $25,000.

On September 30, 2006, we issued 4,000,000 shares of Common Stock to our previous president, Mr. Kostovski at a value of $0.0025 per share in exchange for organizational services and expenses, proprietary rights, business plans, and cash in for total aggregate consideration of $10,000. On April 30, 2006, a total of 3,200,000 shares of Common Stock were issued in exchange for mining claims valued in the amount of $8,000 U.S., or $.0025 per share to Mr. Kostovski. These issuances were made to Mr. Kostovski, pursuant to Section 4(2) of the Securities Act and were restricted shares as defined in the Act.  On January 26, the 7.2 million shares issued to Mr. Kostovski were cancelled as part of the Merger Agreement.

On January 26, 2007, the Company retired the loan provided by Mr. Kostovski to the Company which amounted to an aggregate total of $1,800 ($500 cash loan and another $1,300 owed to him for use of his office space). This amount was retired as part of the requirement of the Merger Agreement.  This loan was unsecured, due on demand and did not bear interest.

The Company generated revenue from Specialty Beverage Distributors, Inc. (“SBD”) of $128 and $296,640 during the year ended December 31, 2006 and 2005, respectively. SBD is 50% owned by Mr. Haley and 50% owned by Lucille Santini, a stockholder of the Company. During 2006, the Company delivered and invoiced SBD $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. At the end of 2005, Elite recorded $60,640 in allowance for bad debt for outstanding receivable from SBD. SBD ceased operations in 2006.

Mr. Haley, incurred expenses on the Company’s behalf in 2006, for which he was not reimbursed immediately. The liability to Mr. Haley for these expenses at December 31, 2006 and 2005 was $16,449 and $7,712, respectively. As of June 30, 2007, the Company is current with its reimbursements.

Mr. Haley also lent the Company $50,000 in February 2006. This loan is not documented, accrues seven percent (7%) interest, has no repayment date and the outstanding amount as of June 30, 2007 was $54,822.

Elite operated during 2005 and most of 2006 from temporary offices in the home of Mr. Haley, who has also guaranteed certain of the Elite’s liabilities.

Mr. McGee, an officer of the Company, lent Company $50,000 in January 2007. This loan was paid in February 2007. The loan accrued interest of ten percent (10%) per annum.

The CEO has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. (“Bibby”), the outstanding balance to Bibby as of June 30, 2007 and December 31, 2006 was $149,574 and $83,908, respectively. The CEO has also guaranteed the lease for the Company’s offices and a purchase of a vehicle. The CEO was not compensated for issuing the guarantees.

Related party transactions are contracted on terms comparable to the terms of similar transactions with unaffiliated parties

There have been no other related party transactions, or any other transactions or relationships required to be disclosed pursuant to Item 404 of Regulation S-B.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock was first quoted on the Over-the-Counter Bulletin Board on September 11, 2006, under the trading symbol “VCVC”.  Our trading symbol was changed on December 26, 2006 to “CSUH”.  The following quotations reflect the high and low bids for our Common Stock based on inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. The high and low bid prices for our common shares (obtained from otcbb.com) for each full financial quarter since being quoted were as follows:

Quarter Ended(1)	High	Low
June 30, 2007	$1.78	$0.62
March 31, 2007	$3.67	$1.20
December 31, 2006(2)	$0.602	$0.00
September 30, 2006	N/A	N/A
June 30, 2006	N/A	N/A

Notes:
(1)	The quotations above reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.
(2)	The Company was originally first quoted on the OTCBB on September 11, 2006.

Holders of Our Common Stock

As of August 22, 2007, we have approximately 33 stockholders of record.

Dividends

The Company has never declared nor paid any cash dividends on its capital stock and does not anticipate paying cash dividends in the foreseeable future. The Company’s current policy is to retain any earnings in order to finance the expansion of its operations. The Board will determine future declaration and payment of dividends, if any, in light of the then-current conditions they deem relevant and in accordance with the Nevada Revised Statutes.

Recent Sales of Unregistered Securities

On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., Elite and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite pursuant to which Elite was merged into Celsius, Inc. and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its Common Stock to the stockholders of Elite as full consideration for the shares of Elite;

•
1,391,500 shares of its Common Stock and a promissory note in the amount of $250,000.00 to Specialty Nutrition Group, Inc. (“SNG”) as consideration for termination of a consulting agreement and assignment of certain trademark rights to the name “Celsius”. The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight (8) months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007.

These shares of our Common Stock and the note qualified for exemption under Section 4(2) of since the issuance shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for these transactions.

In addition, under the terms of the Merger Agreement, the Company issued:

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company which were exercised by on February 9, 2007 for an aggregate consideration of $500,000 in cash.

•
1,300,000 shares of its Common Stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company

On November 8, 2006, the Company issued a promissory note in the principal amount of US$250,000 to Barca Business Services (“Barca”).  Prior to the execution of the Note, there was no relationship between the Company and Barca. The Note bore interest at an annual rate of eight percent (8%) per annum and was due and payable in full one year from the date of issuance. The note was converted into 500,000 shares of its Common Stock as part of a private placement conducted concurrent with the close of the Merger Agreement.

On February 23, 2007 the Company issued 3,557,812 shares of Common Stock to Investa Capital Partners Inc. for an aggregate consideration of $500,000 in cash representing their exercise of the warrant issued under the terms of the Merger Agreement.

On May 15, and June 2, 2007, the Company issued 30,000 and 50,000 shares of Common Stock, respectively to RedChip Companies as consideration for investor relations services. The shares were valued at $70,500 based on the then current market price.

On June 15, 2007, the Company issued 25,000 shares of Common Stock to Fusion Capital as non-allocable expense reimbursement to cover such items as travel expenses and other expenses in connection with their due diligence of a finance transaction with the Company.

On June 22 and July 16, 2007 the Company issued a total of 3,168,305 for a total consideration of $1.0 million as part of the Purchase Agreement with Fusion Capital.

On September 17, 2007 the Company issued a total of 125,000 unregistered shares for a total consideration of $50,000 as part of a private placement.

These notes and shares qualified for exemption under Regulation S promulgated under the Securities Act.  The notes and shares also qualified for exemption under Section 4(2) of the Securities Act since the issuance of the notes and shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Section S promulgated under the Securities Act for these transactions.

We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under the Securities Act.

EXECUTIVE COMPENSATION

Summary Executive Compensation Table

The table below summarizes all compensation awarded to, earned by, or paid to our executive officers by any person for all services rendered in all capacities to us for the years ended December 31, 2006 and 2005:

Name and Principal Position	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Non-Qualified Deferred Compensation Earnings	All Other Compensation	Totals
		($)	($)	($)	($)	($)	($)	($)	($)

Stephen Haley, President, CEO and Chairman	2006	120,000 (1)	-	-	-	-	-	-	120,000
	2005	-	-	-	-	-	-	-	-

Jan Norelid, CFO	2006	8,308	-	-	-	-	-	-	8,308
	2005	-	-	-	-	-	-	-	-
Richard McGee, COO	2006	60,000	-	-	-	-	-	-	60,000
	2005	15,000	-	15,000	-	-	-	-	30,000
Janice Haley, VP Strategic accounts	2006	65,385	-	-	-	-	-	-	65,385
	2005	-	-	-	-	-	-	-	-

(1) Salary was accrued but not paid.

Summary Director Compensation Table

No director has received compensation of any type for his or her work as director during the fiscal years 2005 or 2006.

Executive Officer Employment Agreements

On January 19, 2007, Elite entered into employment agreements with the Messrs. Stephen C. Haley, Jan Norelid, Richard McGee and Ms. Janice Haley.  Each of these agreements has been assumed by the Company pursuant to the Merger Agreement.  Each of the agreements has a three (3) year term ending on January 18, 2010. The agreements provide for a discretionary bonus. The bonus plans have not yet been established by the board, but may contain items such as goals to achieve certain revenue, to reduce cost of production, to achieve certain gross margin, to achieve financing, etc.

The agreement with Mr. Stephen C. Haley, our Chief Executive Officer and Chairman of the Board, provides for a base annual salary of $144,000, a discretionary annual bonus. Mr. Haley is entitled to severance benefits if Mr. Haley’s employment is terminated upon his death or if his employment is terminated by the Sub other than for cause. These severance benefits include on termination:

(a)
due to death a lump sum payment death benefit equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the term remaining in his employment agreement; and

(b)
for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or two (2) years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two (2) years.

If Mr. Haley terminates his employment for reasons other than the Company’s breach of the agreement, he will not be entitled to severance benefits.   Mr. Haley will not be entitled to severance benefits if his employment agreement is terminated for cause (as described below).

The agreement with Mr. Jan Norelid, our Chief Financial Officer, provided for a base annual salary of $108,000 and a discretionary annual bonus, and an increase of his base salary to $144,000 at the earlier of ninety (90) days from the closing of the Merger agreement or the Company has raised $2.5 million in financing, and a discretionary annual bonus.  Mr. Norelid is entitled to severance benefits if Mr. Norelid’s employment is terminated by the Sub other than for cause. These severance benefits include on termination:

for other than for cause (i) a lump sum payment equal to his annual base salary plus the annualized amount of incentive compensation paid Mr. Haley most recently multiplied by the greater of the term remaining in his employment agreement or two (2) years, and (ii) a continuation of all other benefits through for the greater of the term remaining in his employment agreement or two (2) years.

The agreement with Mr. Richard McGee provides for a base annual salary of $108,000 and an increase of his salary to $144,000 when the Company has raised $2.5 million in financing, and a discretionary annual bonus.

The agreement with Ms. Janice Haley, our Vice President of Marketing, provides for a base annual salary of $100,000 and an increase of her salary to $120,000 when the Company has raised $2.5 million in financing, and a discretionary annual bonus.

The agreements with Mr. McGee and Ms. Haley provide for severance benefits if employment is terminated by the Sub other than for cause.  These severance benefits include on termination:

for other than for cause an amount equal to the sum of such employee’s then current annual base salary plus the annualized amount of incentive compensation paid to such employee within the last year before the date such employee’s employment was terminated, multiplied by the number of full and partial years remaining in the term of the agreement.

The Company anticipates senior executive bonuses under each of these agreements will be determined based on various factors, including revenue achievement and operating income (loss) before depreciation and amortization targets, as well as personal contributions.

These employment agreements may be terminated by the Company if the executive commits an act or an omission resulting in a willful and material breach of or failure or refusal to perform his duties, commits fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services, convicts any crime which involves dishonesty or breach of trust, or acts in gross negligence in the performance of his duties (provided that the Company gives the executive notice of the basis for the termination and an opportunity for 15 days to cease committing the alleged conduct) or violates the confidentiality or non-competition requirements of the agreement.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

On August 4, 2006, we received the resignation of our principal independent accountant, Armando C. Ibarra, C.P.A.

Armando C. Ibarra, C.P.A. had served as our principal independent accountant from inception (April 26, 2005) and the fiscal year September 2005, inclusive through August 4, 2006.

The principal independent accountant’s report issued by Armando C. Ibarra, C.P.A. for the year ended September 30, 2005 did not contain any adverse opinion or disclaimer of opinion and it was not modified as to uncertainty, audit scope, or accounting principles, other than their opinion, based on our lack of operations and our net losses, there was substantial doubt about our ability to continue as a going concern.  The financial statements did not include any adjustments that might have resulted from the outcome of that uncertainty.

We are able to report that during the year ended September 30, 2005 through August 4, 2006 there were no disagreements with Armando C. Ibarra, C.P.A., our former principal independent accountant, on any matter of accounting principles or practices, financial statement  disclosure, or auditing scope or procedure, which, if not resolved to Armando C. Ibarra, C.P.A.’s satisfaction, would have caused it to make reference to the subject matter of the disagreement(s) in connection with its reports on our consolidated financial statements for such periods. We have requested that Armando C. Ibarra, C.P.A. furnish us with a letter addressed to the SEC stating whether or not it disagrees with the above statements.  A copy of such letter is filed herewith as Exhibit 16.1.

On August 4, 2006, upon authorization and approval of the Company’s Board of Directors, the Company engaged the services of Chang G. Park, CPA, Ph.D. as its independent registered public accounting firm.

On March 8, 2007, the Company terminated Chang G. Park, CPA, Ph.D. (“Park”) as the Company’s independent registered public accounting firm. The decision to dismiss Park was unanimously determined and approved by the Company’s Board of Directors.

The audit reports of Park on the financial statements of the Company as of and for the years ended September 30, 2005 and 2006 did not contain any adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principle. During the fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, there were no disagreements with Park on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Park, would have caused it to make reference thereto in its reports on the financial statements for such years.

In connection with the audits of the two (2) fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, there have been no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

On March 8, 2007, upon authorization and approval of the Company’s Board of Directors, the Company engaged Sherb & Co. (“Sherb”) as the Company’s independent registered public accounting firm.

During the Company’s fiscal years ended September 30, 2005 and 2006 and the subsequent interim period through March 8, 2007, neither the Company nor anyone acting on its behalf consulted with Sherb regarding either (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements or (ii) any matter that was either the subject of a disagreement (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K), or a reportable event (as such term is described in Item 304(a)(1)(v) of Regulation S-K).

AVAILABLE INFORMATION

We have filed a Registration Statement on Form SB-2 under the Securities Act the SEC with respect to the shares of our Common Stock offered through this Prospectus. This Prospectus is filed as a part of that registration statement and does not contain all of the information contained in the registration statement and exhibits. We refer you to our registration statement and each exhibit attached to it for a more complete description of matters involving us, and the statements we have made in this Prospectus are qualified in their entirety by reference to these additional materials. You may inspect the registration statement and exhibits and schedules filed with the SEC at the SEC’s principal office in Washington, D.C. Copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, Room 1580, 100 F Street NE, Washington DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and information regarding registrants that file electronically with the SEC. In addition, we will file electronic versions of our annual and quarterly reports on the SEC’s Electronic Data Gathering Analysis and Retrieval, or EDGAR System.

FINANCIAL STATEMENTS

CELSIUS HOLDINGS, INC.

CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Condensed Consolidated Balance Sheet at June 30, 2007 (unaudited)	F-2

Condensed Consolidated Statements of Operations for
three (3) and six (6) months ended June 30, 2007 (unaudited)	F-3

Condensed Consolidated Statements of Cash Flows for
three (3) and six (6) months ended June 30, 2007 (unaudited)	F-4

Notes to Condensed Consolidated Financial Statements (unaudited)	F-5 to F-14

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheet
(unaudited) (as restated)

June 30, 2007
ASSETS
Current assets:
Cash	$261,056
Accounts receivable, net	234,206
Inventories, net	548,855
Other current assets	22,234

Total current assets	1,066,351

Property, fixtures and equipment, net	28,968
Other long-term assets	50,901

Total Assets	$1,146,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$265,512
Deposits from customers	163,480
Loans payable	644,082
Short term portion of long term other liabilities	7,123
Due to related parties	1,093,556

Total current liabilities	2,173,753

Long term other liabilities	17,822

Total Liabilities	2,191,575

Stockholders’ Deficit:
Preferred stock, $.001 par value; 50,000,000 shares
authorized and no shares issued and outstanding	-
Common stock, $.001 par value: 350,000,000
shares, 103,323,752 shares issued and outstanding	103,324
Additional paid-in capital	3,091,461
Accumulated deficit	(4,240,140)
Total Stockholders’ Deficit	(1,045,355)

Total Liabilities and Stockholders’ Deficit	$1,146,220

The accompanying notes are an integral part of these condensed consolidated financial statements

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2007	2006	2007	2006
			(as restated)
Net sales	$376,448	$445,356	$617,058	$615,647
Cost of sales	301,661	320,283	476,739	456,112

Gross profit	74,787	125,073	140,319	159,535

Selling and marketing expenses	225,083	279,322	460,380	361,993
General and administrative expenses	526,367	164,463	944,626	225,786
Termination of contract expense	-	-	500,000	-

Loss from operations	(676,663)	(318,712)	(1,764,687)	(428,244)

Other expense:
Interest expense, related party	18,688	16,650	36,490	30,869
Interest expense, net	30,933	6,880	44,036	8,135

Total other expense	49,621	23,530	80,526	39,004

Net loss	$(726,284)	$(342,242)	$(1,845,213)	$(467,248)

Basic and diluted:
Weighted average shares outstanding	101,377,081	70,912,246	96,509,146	70,912,246
Loss per share	$(0.01)	$(0.00)	$(0.02)	$(0.01)

The accompanying notes are an integral part of these condensed consolidated financial statements

Celsius Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(unaudited)
	For the Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:	(as restated)
Net loss	$(1,845,213)	$(467,248)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	3,560	600
Adjustment to reserve for bad debt	9,778	-
Impairment of intangible assets and termination of contract	526,000
Issuance of stock options	26,982
Interest, other expense and royalty, related parties	87,490	96,164
Issuance of shares as compensation	95,500
Change in operating assets and liabilities:
Accounts receivable, other	(115,665)	(128,067)
Inventories	16,244	(46,166)
Prepaid expenses and other current assets	26,400	(18,601)
Other assets	12,358	-
Accounts payable and accrued expenses	(247,141)	113,181

Net cash used in operating activities	(1,403,707)	(450,137)

Cash flows from investing activity:
Purchases of property and equipment	(2,337)	-
Net cash used in investing activities	(2,337)	-

Cash flows from financing activities:
Proceeds from sale of common stock	1,387,187	-
Proceeds from reverse merger	353,117	-
(Repayment of) proceeds from note to shareholders	(621,715)	320,000
Proceeds from debt to other, net	551,381	133,248
(Repayment of) proceeds from debt to related parties	(31,449)	60,551
Net cash provided by financing activities	1,638,521	513,799

Increase in cash	232,477	63,662
Cash, beginning of year	28,579	37,040
Cash, end of period	$261,056	$100,702
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$36,887	$4,787
Cash paid during the year for taxes	$-	$-
Non-Cash Investing and Financing Activities:
Issuance of shares for termination of contract	$274,546	$-
Issuance of note payable for termination of contract	$250,000	$-
The accompanying notes are an integral part of these condensed consolidated financial statements

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

1.	ORGANIZATION AND DESCRIPTION OF BUSINESS

Celsius Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on April 26, 2005.  The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as increase the authorized shares to 350,000,000, $0.001 par value common shares and 50,000,000, $0.001 par value preferred shares.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims.  On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the shares of Elite;

•	warrants to Investa Capital Partners Inc. to purchase 3,557,812 shares of common stock of the Company for $500,000. The warrants were exercised in February 2007;

•	1,391,500 shares of its common stock as partial consideration for termination a consulting agreement and assignment of certain trademark rights to the name “Celsius”;

•	options to purchase 10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;

•	16,000,000 shares of its common stock pursuant to warrant exercises by Company warrant holders, and

•
1,300,000 shares of its common stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company.

Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

For financial accounting purposes, the Transaction was treated as a recapitalization of Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) with the former stockholders of the Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) retaining approximately 24.6% of the outstanding stock. This Transaction has been accounted for as a reverse acquisition, and accordingly the Transaction has been treated as a recapitalization of Elite FX, Inc., with Elite FX, Inc. as the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer, and any difference of the capital structure of the merged entity as compared to the accounting acquirer’s historical capital structure is due to the recapitalization of the acquired entity.

2.	BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The unaudited condensed consolidated financial statements included herein have been prepared by us, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, (the “SEC”). Certain information and footnote disclosures normally included in annual financial statements prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) have been condensed or omitted pursuant to such rules and regulations. In the opinion of the management, the interim consolidated financial statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the statement of the results for the interim periods presented.

Going concern— The accompanying condensed consolidated financial statements are presented on a going concern basis. The Company has suffered losses from operations, has a stockholders’ deficit, and has a negative working capital that raise substantial doubt about its ability to continue as a going concern. Management entered into a financing agreement on June 22, 2007 with Fusion Capital Fund II, LLC (“Fusion”), to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise sufficient financing through this agreement. If not successful in this financing, the Company will have to substantially diminish or cease its operations. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Significant Estimates— The preparation of condensed consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates, and such differences could affect the results of operations reported in future periods.

Concentrations of Risk— Substantially all of the Company’s revenue is derived from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases and bottling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high- quality financial institutions. At times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation limit.

Accounts Receivable— Accounts receivable are reported at net realizable value. The Company has established an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At June 30, 2007, the allowance for doubtful accounts was approximately $10,000.

Inventories— Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the average method. Inventories consist of raw materials and finished products. The Company writes down inventory during the period in which such materials and products are no longer usable or marketable.

Property, Fixtures, and Equipment— Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years. The depreciation expense recognized in the first six months of 2007 was $3,560.

Impairment of Long-Lived Assets— Asset impairments are recorded when the carrying values of assets are not recoverable.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable, or at least annually. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of assets exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

The Company recognized an impairment charge during the first quarter of 2007 of $26,000, because there is no certainty that the Company will ever become profitable and therefore the discounted future cash flow will not be able to recover the value of its intangible assets consisting of domain name.

Revenue Recognition— Revenue is recognized when the products are delivered, invoiced at a fixed price and the collectibility is reasonably assured. Any discounts, co-op advertising, sales incentives or similar arrangement with the customer is estimated at time of sale and deducted from revenue.

Advertising Costs— Advertising costs are expensed as incurred. The Company uses mainly radio, local sampling events and printed advertising. The Company incurred expenses of $166,000 and $142,000, during the first six months of 2007 and 2006, respectively.

Research and Development— Research and development costs are charged to operations as incurred and consists primarily of consulting fees, raw material usage and test productions of soda. The Company incurred expenses of $1,000 and $6,000, during the first six months of 2007 and 2006, respectively.

Fair Value of Financial Instruments— The carrying value of cash, accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Income Taxes— Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Earnings per Share — Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the reverse treasury stock method). As of June 30, 2007 there were options to purchase 10.8 million shares outstanding, which exercise price averaged $0.05. The dilutive common shares equivalents were not included in the computation of diluted earnings per share, because the inclusion would be antidilutive.

Recent Accounting Pronouncements

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by the Company no later than its fiscal year ending June 30, 2008. Management is currently evaluating the impact of adopting FIN 48. The cumulative effect of the interpretation’s adoption will be an adjustment to beginning retained earnings in the year of adoption.

In September 2006, the FASB issued Statement of Financial Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s consolidated financial position or results of operations.

In September 2006 the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amended several other FASB Statements. SFAS 158 requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in other comprehensive income of unrecognized gains or losses and prior service costs or credits arising during the period. Additionally, SFAS No. 158 requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year-end. The Company has no defined benefit plans.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which eliminates the diversity in practice surrounding the quantification and evaluation of financial statement errors. The guidance outlined in SAB 108 is effective for the Company in 2008 and is consistent with our historical practices for assessing such matters when circumstances have required such an evaluation. Accordingly, the Company does not believe that adoption of SAB 108 will have any impact on the Company.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”).  SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities.  SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007.  The Company is assessing the impact the adoption of SFAS 159 will have on the Company’s consolidated financial position and results of operations for fiscal 2008.

3.	INVENTORIES

Inventories at June 30, 2007 consist of the following:

Finished goods	$413,932
Raw materials	134,923
Total	$548,855

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

4.	OTHER CURRENT ASSETS

Other current assets at June 30, 2007 consist of capitalized financing expenses and deposits on purchase orders for raw materials.

5.	PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures and equipment at June 30, 2007 consist of the following:

Furniture, fixtures and equipment	$34,599
Less accumulated depreciation	(5,631)
Total	$28,968

Depreciation expense amounted to $3,560 and $600 during the first six months of 2007 and 2006, respectively.

6.	OTHER LONG-TERM ASSETS

Other long-term assets at June 30, 2007 consist of a deposit on office lease and prepaid offering expenses.

7.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at June 30, 2007 consist of the following:

Accounts payable	$178,367
Accrued expenses	87,145
Total	$265,512

8.	DUE TO RELATED PARTIES

Due to related parties consist of the following as of June 30, 2007:

a.	The Company received advances from one of its shareholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the shareholder.	$632,734

b.	The CEO of the Company lent the Company $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, and has no repayment date. The outstanding liability at June 30, 2007 was $54,822. The Company started accruing salary for the CEO in March of 2006 at a rate of $12,000 per month; at June 30, 2007 the total liability for accrued salary to the CEO was $171,000. The Company has since June 1, 2007 stopped accruing the salary and is paying the full current salary to the CEO.	225,822

c.	The Company terminated a consulting agreement and received in assignment the rights to the trademark “Celsius” from one of its directors. Payment was issued in the form of an interest-free note payable for $250,000 and 1,391,500 shares of common stock. The note has monthly amortization of $15,000 from March 31, 2007 and a final payment of the remaining outstanding balance on November 30, 2007. The Company has only paid the first installment on the loan as of June 30, 2007.	235,000
		$1,093,556

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

9.	LOANS PAYABLE

The Company renegotiated its factoring agreement for the Company’s accounts receivable, during the first quarter of 2007. The maximum finance amount under the agreement is $500,000. Each factoring of accounts receivable has a fixed fee of one and a half percent of the invoice amount, a minimum fee per month and an interest charge of prime rate plus three percent on the outstanding balance under the credit agreement. The outstanding balance on the agreement as of June 30, 2007 was $149,574. The accounts receivable are factored with full recourse on the Company and are in addition secured by all of the Company’s assets.

The Company entered into a financing agreement for its inventory on February 28, 2007. The line of credit is for $500,000 and carries an interest of 1.5 percent of the outstanding balance and a monitoring fee of 0.5 percent of the previous month’s average outstanding balance. The Company can borrow up to 50 percent of the cost of eligible finished goods inventory. The outstanding balance on the agreement as of June 30, 2007 was $239,228. The credit agreement is secured by all of the Company’s assets.

On September 9, 2006 the Company received a $250,000 bridge loan from Barca Business Services. The loan incurred ten percent per annum and was repaid in its entirety on January 26, 2007 as part of the $650,000 in consideration for the private placement of 1,300,000 shares of the Company’s common stock.

On April 2, 2006 the Company received a $250,000 loan from Brennecke Partners LLC. The loan incurs nine percent per annum, and the note is due on demand. The outstanding balance as of June 30, 2007 was $255,486.

10.	OTHER LIABILITY

During 2006, the Company entered into two leasing agreements for a copier and a delivery van. The outstanding balance on the leases as of June 30, 2007 was $24,945, of which $7,123 is due within the next twelve months.

11.	NOTES TO STOCKHOLDERS

On April 10, 2006 the Company entered into a secured credit agreement with two stockholders for a total amount of $600,000. From April 10 through September 18, 2006, the Company received loans under the credit agreement totaling $600,000. The interest on the loan was seven percent per annum and the repayment of loan and interest was due on April 9, 2009. The loan was repaid in its entirety on January 26, 2007.

12.	STOCK-BASED COMPENSATION

The Company adopted an Incentive Stock Plan on January 19, 2007. This plan is intended to provide incentives which will attract and retain highly competent persons at all levels as employees of the Company, as well as independent contractors providing consulting or advisory services to the Company, by providing them opportunities to acquire the Company’s common stock or to receive monetary payments based on the value of such shares pursuant to Awards issued. While the plan terminates 10 years after the adoption date, issued options have their own schedule of termination. Until 2017, options to acquire up to 16.0 million shares of common stock may be granted at no less than fair market value on the date of grant. Upon exercise, shares of new common stock are issued by the Company.

The Company issued approximately 10.8 million options to purchase shares at an average price of $0.05 with a fair value of $333,000. For the six months ended June 30, 2007, the Company recognized approximately $27,000, of non-cash compensation expense (included in Selling, General and Administrative expense in the accompanying Unaudited Condensed Consolidated Statement of Operations). As of June 30, 2007, the Company had approximately $306,000 of unrecognized pre-tax non-cash compensation expense which the Company expects to recognize, based  on a weighted-average period of 2.5  years. The Company used the Black-Scholes option-pricing model and straight-line amortization of compensation expense over the two to three year requisite service or vesting period of the grant. No options have vested or been exercised as of June 30, 2007. The following is a summary of the assumptions used:

Risk-free interest rate	4.5% - 4.8%
Expected dividend yield	—
Expected term	3 – 5 years
Expected volatility	132% - 184%

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Elite FX, Inc granted on January 19, 2007, prior to the merger with Celsius Holdings, Inc, equivalent to 1,337,246 shares of common stock in the Company, to its Chief Financial Officer as starting bonus for accepting employment with the Company. The shares are subject to forfeiture during the first year of employment. On May 14, 2007, the Company amended its stock grant and released from forfeiture 160,000 of said shares. The Company valued the grant of stock based on fair value of the shares, which was estimated as the value of shares in the most recent transaction of the Company’s shares. The Company recognized the expense upon issuance of the grant.

13.	RELATED PARTY TRANSACTIONS

During 2006, the Company delivered and invoiced Specialty Beverage Distributors, Inc (“SBD”) $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. SBD is owned by, a stockholder, and the CEO of the Company.

The Company received advances from one of its stockholder at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The total amount outstanding, including accrued interest, as of June 30, 2007 was $632,734. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the stockholder.

The CEO, incurred expenses on the Company’s behalf in 2006, for which he was not reimbursed immediately. There was no outstanding liability to the CEO for these expenses as of June 30, 2007.

The CEO also lent the Company $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of June 30, 2007 was $54,822. In addition, the Company has accrued for unpaid salary due to the CEO, as of June 30, 2007 the accrued salary was $171,000. The Company started to pay the CEO his full salary from June 1, 2007.

The Company terminated a consulting agreement with and received in assignment the rights to the trademark “Celsius” from one of its directors. Payment was issued in the form of an interest-free note payable for $250,000 and 1,391,500 shares of common stock, valued at $250,000. The note has monthly amortization of $15,000 from June 30, 2007 and a final payment of the remaining outstanding balance on November 30, 2007. In addition, the Company had previously accrued two percent in deferred royalty on sales from January 1, 2006. The amount accrued, $24,546, was also considered part of the purchase price of the trademark. The Company has only made the first installment of the note payable. The note has a monthly installment due of $15,000 from March 31, 2007 with a balloon payment $130,000 on November 30, 2007.

The CEO has guaranteed the Company’s obligations under the factoring agreement with Bibby Financial Services, Inc. (“Bibby”), the outstanding balance to Bibby as of June 30, 2007 and December 31, 2006 was $149,574 and $83,908, respectively. The CEO has also guaranteed the lease for the Company’s offices and a purchase of a vehicle.

14.	ISSUANCE OF SHARES AND FINANCING

The Company has issued shares after the merger with Celsius Holdings, Inc took place on January 26, 2007, as follows:

Name	# Shares	Consideration
Investa Capital Partners Inc	3,557,812	$500,000
RedChip Companies	80,000	services
Fusion Capital Fund II, LLC	25,000	services
Fusion Capital Fund II, LLC	2,057,194	$500,000
	5,720,006

The shares issued for services were valued and accounted for at the then current market price for a total of $104,000 or $0.99 per share in average.

On June 22, 2007, we signed a $16 million common stock purchase agreement with Fusion Capital Fund II, LLC, an Illinois limited liability company.  Under the agreement, we received $500,000 from Fusion Capital on the signing of the agreement and we will receive an additional $500,000 on the date that a registration statement related to the transaction is filed with the SEC.  Concurrently with entering into the common stock purchase agreement, we entered into a registration rights agreement with Fusion Capital.  Under the registration rights agreement, we agreed to file a registration statement with the SEC covering the shares that have been issued or may be issued to Fusion Capital under the common stock purchase agreement.  After the SEC has declared effective the registration statement related to the transaction, we have the right over a 25-month period to sell our shares of common stock to Fusion Capital from time to time in amounts between $100,000 and $1 million, depending on certain conditions as set forth in the agreement, up to an additional $15 million.

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

In consideration for entering into the $16 million agreement which provides for up to $15 million of future funding as well as the $1 million of funding prior to the registration statement being declared effective by the SEC, we agreed to issue to Fusion Capital 3,168,305 shares of our common stock.  The purchase price of the shares related to the $15 million of future funding will be based on the prevailing market prices of the Company’s shares at the time of sales without any fixed discount, and the Company will control the timing and amount of any sales of shares to Fusion Capital.  Fusion Capital shall not have the right or the obligation to purchase any shares of our common stock on any business day that the price of our common stock is below $0.45.  The common stock purchase agreement may be terminated by us at any time at our discretion without any cost to us.

The following table shows the reconciliation of equity transactions during 2007:

			Additional
	Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit

Balance at December 31, 2006	69,575,000	69,575	705,425	(2,394,927)	(1,619,927)

Issuance of common stock at merger	24,000,000	24,000	329,117		353,117
Stock option expense			6,626		6,626
Shares issued for compensation	1,337,246	1,337	23,663		25,000
Shares issued for consulting	1,391,500	1,392	273,154		274,546
Exercise of warrants	3,557,812	3,558	496,442		500,000
Issuance of common stock	1,300,000	1,300	648,700		650,000
Net loss				(1,118,929)	(1,118,929)
Balance at March 31, 2007	101,161,558	101,162	2,483,127	(3,513,856)	(929,567)

Shares issued as compensation	105,000	105	103,895		104,000
Stock option expense			20,356		20,356
Issuance of common stock	2,057,194	2,057	484,083		486,140
Net loss				(726,284)	(726,284)
Balance at June 30, 2007	103,323,752	$103,324	$3,091,461	$(4,240,140)	$(1,045,355)

15.	RESTATEMENT AND RECLASSIFICATIONS OF PREVIOSLY ISSUED FINANCIAL STATEMENTS

In August, 2007, the Company concluded that it was necessary to restate its financial results for the six months ended June 30, 2007 to reflect corrections to accounting for the issuance of a note payable for $250,000 and issuance of 1,391,500 shares in consideration for termination of a contract and assignment of a trademark. The Company had previously recorded the issuance of note and shares as payment for a trademark, with the shares valued at the market price right after the merger. After further review the Company has concluded that the transaction should be accounted for as an expense for termination of a contract and the valuation of the shares was revised to reflect the value of contract termination stipulated in the contract.

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Balance Sheet Impact

The following table sets forth the effects of the restatement adjustments on the Company’s consolidated balance sheet as of June 30, 2007:

	As previously	Adjustment		As restated
	reported on
ASSETS	Form 10-QSB
Current assets:
Cash and cash equivalents	$261,056	$		$261,056
Accounts receivable, net	234,206			234,206
Inventories, net	548,855			548,855
Other current assets	22,234			22,234

Total current assets	1,066,351			1,066,351

Property, fixtures and equipment, net	28,968			28,968
Other long-term assets	50,901			50,901

Total Assets	$1,146,220		$0	$1,146,220

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$428,992	$		$428,992
Loans payable	644,082			644,082
Short term portion of long term other liabilities	7,123			7,123
Due to related parties	1,093,556			1,093,556

Total current liabilities	2,173,753			2,173,753

Long term other liabilities	17,822			17,822

Total Liabilities	2,191,575			2,191,575

Stockholders’ Deficit:
Preferred stock, $.001 par value; 50,000,000 shares
authorized and no shares issued and outstanding	-		-	-

Common stock, $.001 par value: 350,000,000	103,324			103,324
Additional paid-in capital	5,847,101		-2,755,640	3,091,461
Accumulated deficit	(6,995,780)		2,755,640	(4,240,140)
Total Stockholders’ Deficit	(1,045,355)		0	(1,045,355)

Total Liabilities and Stockholders’ Deficit	$1,146,220		$0	$1,146,220

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Statement of Operations Impact

The following table set forth the effects of the restatement adjustments on the Company’s consolidated statement of operations for the six months ended June 30, 2007:

	As previously	Adjustment		As restated
	reported on
	Form 10-QSB

Net sales	$617,058	$		$617,058
Cost of sales	476,739			476,739

Gross profit	140,319			140,319

Selling and marketing expenses	460,380			460,380
General and administrative expenses	918,626		26,000	944,626
Termination of contract expense	3,281,640		(2,781,640)	500,000

Loss from operations	(4,520,327)		2,755,640	(1,764,687)

Other expense:
Interest expense, related parties	36,490			36,490
Interest expense	44,036			44,036

Total other expense	80,526		-	80,526

Net loss	(4,600,853)		2,755,640	(1,845,213)

Weighted average shares outstanding -
basic and diluted	96,509,146			96,509,146
Loss per share - basic and diluted	$(0.05)		$0.03	$(0.02)

CELSIUS HOLDINGS, INC.
Notes to Condensed Consolidated Financial Statements

Cash Flow Impact
The following table set forth the effects of the restatement adjustments on the Company’s consolidated cash flows for the six months ended June 30, 2007:

	As previously	Adjustment		As restated
	reported on
Cash flows from operating activities:	Form 10-QSB
Net loss	$(4,600,853)		$2,755,640	$(1,845,213)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation and amortization	3,560			3,560
Adjustment to reserve for bad debt	9,778			9,778
Impairment of intangible assets	3,281,640		(2,755,640)	526,000
Issuance of stock options	26,982			26,982
Interest, other expense and royalty, related parties	87,490			87,490
Issuance of shares as compensation	95,500			95,500
Change in operating assets and liabilities:
Accounts receivable, other	(115,665)			(115,665)
Inventories	16,244			16,244
Prepaid expenses and other current assets	26,400			26,400
Other assets	12,358			12,358
Accounts payable and accrued expenses	(247,141)		-	(247,141)
Net cash used in operating activities	(1,403,707)		-	(1,403,707)
Cash flows from investing activity:
Purchases of property and equipment	(2,337)			(2,337)
Net cash used in investing activities	(2,337)		-	(2,337)
Cash flows from financing activities:
Proceeds from sale of common stock	1,387,187			1,387,187
Proceeds from reverse merger	353,117			353,117
(Repayment of) proceeds from note to shareholders	(621,715)			(621,715)
Proceeds from debt to other, net	551,381			551,381
(Repayment of) proceeds from debt to related parties	(31,449)			(31,449)
Net cash provided by financing activities	1,638,521		-	1,638,521
Increase in cash	232,477			232,477
Cash, beginning of year	28,579		-	28,579
Cash, end of period	$261,056		$-	$261,056
Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$36,887		$-	$36,887
Cash paid during the year for taxes	$-		$-	$-
Non-Cash Investing and Financing Activities:
Issuance of shares for termination of contract	$3,030,186		$(2,755,640)	$274,546
Issuance of note payable for termination of contract	$250,000	$		$250,000

CELSIUS HOLDINGS, INC.

FINANCIAL STATEMENTS

SHERBB & CO., LLP
1900 NW Corporate Blvd., Suite 210 East
Boca Raton, Florida 33431
Tel. 561-886-4200
Fax. 561-886-3330
Offices in New York and Florida
_____________________________________________________________________________________________________________________
Certified Public Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Celsius Holdings, Inc.

We have audited the accompanying  balance sheet of Celsius Holdings, Inc. as of December 31, 2006 and the related statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2006 and 2005, respectively. These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to  have, nor were we engaged to perform, an audit of its internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the  effectiveness of the Company’s internal control over financial reporting. Accordingly we express no such opinion.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company and subsidiaries as of December 31, 2006 and the results of their operations and cash flows for the years ended December 31, 2006 and 2005, respectively, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements,  the Company has suffered losses from operations, has a stockholders’ deficit, and has a negative working capital that raise substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in Note 1 to the financial statements.  The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                                                           /s/ Sherb & Co., LLP
                                                                            Certified Public Accountants
Boca Raton, Florida
April 27, 2007

CELSIUS HOLDINGS, INC.
BALANCE SHEET
December 31,
2006
ASSETS
Current Assets:
Cash	$28,579
Accounts receivable	128,319
Inventories	565,099
Prepaid expenses and other current assets	48,634

Total current assets	770,631

Property, fixtures and equipment, net	30,191
Other assets	32,260

Total assets	$833,082

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Accounts payable	$547,697
Accrued expenses	133,481
Loan payable	83,908
Bridge loan	253,611
Note to stockholders	621,715
Short term portion of long term liabilities	6,736
Due to related parties	784,345

Total current liabilities	2,431,493

Long term liabilities	21,516

Total liabilities	2,453,009

Stockholders’ Deficit:
Preferred stock; $.001 par value, 50,000,000 shares authorized
Common stock; $.001 par value, 350,000,000 shares authorized,
69,575,000 issued and outstanding	69,575
Additional paid in capital	705,425
Accumulated deficit	(2,394,927)

Total stockholders’ deficit	(1,619,927)

Total liabilities and stockholders’ deficit	$833,082

See Notes to Financial Statements

CELSIUS HOLDINGS, INC.
STATEMENTS OF OPERATIONS

	For the years ended December 31,
	2006	2005
Revenue	$1,296,958	$129,192
Revenue, related party	128	296,640
Total Revenue	1,297,086	425,832

Cost of revenue	815,154	135,380
Cost of revenue, related party	34,916	164,948
Total cost of revenue	850,070	300,328

Gross profit	447,016	125,504

Operating expenses:
Selling and marketing expense	998,510	330,784
General and administrative expense	791,290	556,496
Bad debt expense, related party	-	60,640

Total operating expenses	1,789,800	947,920

Operating loss	(1,342,784)	(822,416)

Other expenses:
Interest expense, related party	72,468	30,212
Interest expense, other	39,101	-

Total other expenses	111,569	30,212

Net loss	$(1,454,353)	$(852,628)

Loss per share, basic and diluted	$(0.02)	$(0.01)

Weighted average shares outstanding -
basic and diluted	69,575,000	69,575,000

See Notes to Financial Statements

CELSIUS HOLDINGS, INC.
STATEMENTS OF CHANGES IN STOCKHOLDERS’ DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2006 AND 2005

			Additional
	Common Stock		Paid-In	Accumulated	Total
	Shares	Amount	Capital	Deficit

Balance at January 1, 2005	69,575,000	$69,575	$705,425	$(87,946)	$687,054

Net loss				(852,628)	(852,628)
Balance at December 31, 2005	69,575,000	69,575	705,425	(940,574)	(165,574)

Net loss				(1,454,353)	(1,454,353)
Balance at December 31, 2006	69,575,000	$69,575	$705,425	$(2,394,927)	$(1,619,927)

See Notes to Financial Statements

CELSIUS HOLDINGS, INC.
STATEMENTS OF CASH FLOWS
	For the Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net loss	$(1,454,353)	$(852,628)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	1,665	405
Provision for doubtful accounts related party	-	60,640
Issuance of shares as compensation	-	15,000
Accrued interest, related parties and stockholders	209,086	-
Changes in operating assets and liabilities:
Accounts receivable, other	(94,980)	(33,339)
Accounts receivable, related party	-	(60,640)
Inventories	(298,686)	(266,413)
Prepaid expenses and other current assets	(38,635)	151,365
Other long-term assets	-	(6,260)
Accounts payable and accrued expenses	496,580	178,822
Net cash used in operating activities	(1,179,323)	(813,048)

Cash flows from investing activity:
Purchases of intangible assets	(26,000)	-
Purchases of property, fixtures and equipment	(27,646)	(4,615)
Net cash used in investing activities	(53,646)	(4,615)

Cash flows from financing activities:
Proceeds from sale of common stock	200,000	360,000
Proceeds from note to stockholders	600,000	-
Proceeds from bridge loan	250,000	-
Proceeds from loans payable	115,772	-
Proceeds from due to related parties	58,736	461,924
Net cash provided by financing activities	1,224,508	821,924

(Decrease) increase in cash	(8,461)	4,261

Cash, beginning of year	37,040	32,779
Cash, end of year	$28,579	$37,040

Supplemental disclosures of cash flow information:
Cash paid during the year for interest	$17,386	$-
Cash paid during the year for taxes	$-	$-

See Notes to Financial Statements

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

1.	BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Business— Celsius Holdings, Inc. (the “Company”) was incorporated under the laws of the State of Nevada on April 26, 2005. The Company was formed to engage in the acquisition, exploration and development of natural resource properties. On December 26, 2006 the Company amended its Articles of Incorporation to change its name from Vector Ventures Corp. as well as to increase the authorized shares to 350,000,000 $0.001 par value common shares and 50,000,000 $0.001 par value preferred shares.

Prior to January 26, 2007, the Company was in the exploration stage with its activities limited to capital formation, organization, development of its business plan and acquisition of mining claims. On January 24, 2007, Celsius Holdings, Inc. (the “Company”) entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (the “Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement, Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”). Elite FX, Inc. is focused on the development and marketing of healthy, performance-based beverages. Celsius® was Elite’s first commercially available product and is the world’s first calorie burning soft drink

A stockholders’ meeting was held on January 19, 2007. During this meeting the Company’s 2006 Incentive Stock Plan was approved for a total of approximately 16 million shares. Of this amount, the Board of Directors granted on January 20, 2007 options to purchase a total of 10.6 million shares to officers, directors, employees and consultants. The Board of Directors also awarded the Company’s CFO and director, approximately 1.3 million shares, subject to certain forfeiture clauses.

On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Steve Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its common stock to the stockholders of Elite as full consideration for the shares of Elite;

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of common stock of the Company;

•
1,391,500 shares of its common stock and an interest-free note for $250,000 in consideration for termination of a consulting agreement and the assignment of certain trademark rights to the name “Celsius” from a director of the Company;

•	options to purchase 10,647,025 shares of common stock of the Company in substitution for the options currently outstanding in Elite;

•
1,300,000 shares of its common stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 bridge loan to the Company;

•	16,000,000 shares of its common stock pursuant to warrant exercises by Company warrant holders, and

Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) majority stockholder, Mr. Kristian Kostovski, cancelled 7,200,000 shares of common stock of the Company held by him shortly after the close of the Merger Agreement.

For financial accounting purposes, the Transaction was treated as a recapitalization of Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) with the former stockholders of the Celsius Holdings, Inc (f/k/a Vector Ventures Corp.) retaining approximately 24.6% of the outstanding stock. This Transaction has been accounted for as a reverse acquisition, and accordingly the Transaction has been treated as a recapitalization of Elite FX, Inc., with Elite FX, Inc. as the accounting acquirer. The historical financial statements are a continuation of the financial statements of the accounting acquirer, and any difference of the capital structure of the merged entity as compared to the accounting acquirer’s historical capital structure is due to the recapitalization of the acquired entity

As a result of the Merger Agreement, Mr. Kostovski resigned as chief executive officer, chief financial officer, president, secretary, and treasurer of the Company and appointed Mr. Steve Haley as Chief Executive Officer and Chairman of the Board of Directors and Mr. Jan Norelid, Mr. Richard McGee and Ms. Janice Haley was appointed as Chief Financial Officer, Chief Operating Officer, and Vice President of Marketing of the Company, respectively. These positions were effective as of the closing of the Merger, January 26, 2007.

Mr. Kostovski also resigned as a director of the Company and appointed Messrs. Stephen Haley, Jan Norelid, James Cast, and Gregory Horn as the new directors of the Company.

On February 9, 2007 Investa Capital Partners exercised its warrants to purchase 3,557,812 shares of common stock for an aggregate consideration of $500,000 in cash.

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

Going Concern— The accompanying financial statements are presented on a going concern basis. The Company has suffered losses from operations, has a stockholders’ deficit, and has a negative working capital that raise substantial doubt about its ability to continue as a going concern. Management is currently seeking new capital or debt financing to provide funds needed to increase liquidity, fund growth, and implement its business plan. However, no assurances can be given that the Company will be able to raise any additional funds. If not successful to raise financing, the Company will have to substantially diminish or cease its operations. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Significant Estimates— The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Concentrations of Risk— Substantially all of the Company’s revenue derives from the sale of the Celsius beverage.

The Company uses single supplier relationships for its raw materials purchases and bottling capacity, which potentially subjects the Company to a concentration of business risk. If these suppliers had operational problems or ceased making product available to the Company, operations could be adversely affected.

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents. The Company places its cash and cash equivalents with high-quality financial institutions. At times, balances in the Company’s cash accounts may exceed the Federal Deposit Insurance Corporation limit.

Cash and Cash Equivalents— The Company considers all highly liquid instruments with maturities of three months or less when purchased to be cash equivalents. At December 31, 2006, the Company did not have any investments with maturities greater than three months.

Accounts Receivable— Accounts receivable are reported at net realizable value. The Company establishes an allowance for doubtful accounts based upon factors pertaining to the credit risk of specific customers, historical trends, and other information. Delinquent accounts are written-off when it is determined that the amounts are uncollectible. At December 31, 2006, there was no allowance for doubtful accounts.

Inventories— Inventories include only the purchase cost and are stated at the lower of cost or market. Cost is determined using the average method. Inventories consist of raw materials and finished products. The Company writes down inventory during the period in which such materials and products are no longer usable or marketable.

Property, Fixtures, and Equipment— Furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation of furniture, fixtures, and equipment is calculated using the straight-line method over the estimated useful life of the asset generally ranging from three to seven years.

Impairment of Long-Lived Assets— Asset impairments are recorded when the carrying values of assets are not recoverable.

The Company reviews long-lived assets to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable or at least annually. If the sum of the undiscounted expected future cash flows is less than the carrying amount of the asset, the Company recognizes an impairment loss. Impairment losses are measured as the amount by which the carrying amount of assets exceeds the fair value of the asset. When fair values are not available, the Company estimates fair value using the expected future cash flows discounted at a rate commensurate with the risks associated with the recovery of the asset.

Intangible Assets— Intangible assets consist of the web domain name Celsius.com and are subject to annual impairment tests. This analysis will be performed in accordance with Statement of Financial Standards (‘‘SFAS’’) No. 142, Goodwill and Other Intangible Assets. Based upon impairment analyses performed in accordance with SFAS No. 142 in fiscal years 2006, there was no impairment recorded.

Revenue Recognition— Revenue is recognized when the products are delivered, invoiced at a fixed price and the collectibility is reasonably assured. Any discounts, co-op advertising, sales incentives or similar arrangement with the customer is estimated at time of sale and deducted from revenue.

Advertising Costs— Advertising costs are expensed as incurred. The Company uses mainly radio, local sampling events and printed advertising. The Company incurred expenses of $452,000 and $212,000, during the fiscal years 2006 and 2005, respectively.

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

Research and Development— Research and development costs are charged to operations as incurred and consists primarily of consulting fees, raw material usage and test productions of soda. The Company incurred expenses of $11,000 and $152,000, during the fiscal years 2006 and 2005, respectively.

Fair Value of Financial Instruments— The carrying value of cash and cash equivalents, accounts receivable, and accounts payable approximates fair value. The carrying value of debt approximates the estimated fair value due to floating interest rates on the debt.

Income Taxes— Income taxes are accounted for using an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company’s financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than changes in the tax law or rates. A valuation allowance is recorded when it is deemed more likely than not that a deferred tax asset will be not realized.

Earnings per Share — Basic earnings per share are calculated by dividing income available to stockholders by the weighted-average number of common shares outstanding during each period. Diluted earnings per share are computed using the weighted average number of common and dilutive common share equivalents outstanding during the period. Dilutive common share equivalents consist of shares issuable upon the exercise of stock options and warrants (calculated using the reverse treasury stock method). No common share equivalents were outstanding as of December 31, 2006.

Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB No. 20 and FASB Statement No. 3” (“SFAS No. 154”). SFAS No. 154 requires retrospective application to prior periods’ financial statements for changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

In July 2006, the FASB issued Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – an Interpretation of FASB Statement No. 109” (“FIN 48”). This Interpretation prescribes a consistent recognition threshold and measurement standard, as well as clear criteria for subsequently recognizing, derecognizing and measuring tax positions for financial statement purposes. The Interpretation also requires expanded disclosure with respect to uncertainties as they relate to income tax accounting. FIN 48 is effective for fiscal years beginning after December 15, 2006, and must therefore be adopted by the Company no later than its fiscal year ending June 30, 2008. Management is currently evaluating the impact of adopting FIN 48. The cumulative effect of the interpretation’s adoption will be an adjustment to beginning retained earnings in the year of adoption.

In September 2006, the FASB issued Statement of Financial Standards No. 157, “Fair Value Measurements” (SFAS 157). SFAS 157 defines fair value, establishes a framework for measuring fair value in accordance with accounting principles generally accepted in the United States, and expands disclosures about fair value measurements. This statement does not require any new fair value measurements; rather, it applies under other accounting pronouncements that require or permit fair value measurements. The provisions of SFAS 157 are effective for fiscal years beginning after November 15, 2007. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position or results of operations.

In September 2006 the FASB issued SFAS 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” which amended several other FASB Statements. SFAS 158 requires recognition in the balance sheet of the funded status of defined benefit pension and other postretirement benefit plans, and the recognition in other comprehensive income of unrecognized gains or losses and prior service costs or credits arising during the period. Additionally, SFAS No. 158 requires the measurement date for plan assets and liabilities to coincide with the sponsor’s year-end. The Company has no defined benefit plans.

In September 2006, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” which eliminates the diversity in practice surrounding the quantification and evaluation of financial statement errors. The guidance outlined in SAB 108 is effective for the Company in 2008 and is consistent with our historical practices for assessing such matters when circumstances have required such an evaluation. Accordingly, the Company does not believe that adoption of SAB 108 will have any impact on the Company.

In February 2007, FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value and establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 is effective for financial statements issued for fiscal years beginning after November 15, 2007. The Company is assessing the impact the adoption of SFAS 159 will have on the Company’s financial position and results of operations for fiscal 2008.

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

2.	INVENTORIES

Inventories at December 31, 2006 consist of the following:

Finished goods	$480,983
Raw materials	84,116
Total	$565,099

3.	PREPAID EXPENSES AND OTHER CURRENT ASSETS

Other current assets at December 31, 2006 consist of capitalized merger expenses, deposits on purchase orders for raw materials and prepaid insurances.

4.	PROPERTY, FIXTURES, AND EQUIPMENT

Property, fixtures and equipment at December 31, 2006 consist of the following:

Furniture, fixtures and equipment	$32,261
Less accumulated depreciation	(2,070)
Total	$30,191

Depreciation expense amounted to $1,665 and $405 during 2006 and 2005, respectively.

5.	OTHER LONG-TERM ASSETS

Other long-term assets at December 31, 2006 consist of intangible assets and deposit on office lease.

6.	LEASE COMMITMENTS

The Company leases its office under an operating lease, with term expiring in 2007. No other leases exist. The aggregate future minimum non-cancelable operating lease payments at December 31, 2006 were as follows:

Fiscal Year Ending:
2007	$43,452
Total minimum lease commitments	$43,452

7.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses at December 31, 2006 consist of the following:

Accounts payable	$547,697
Accrued expenses	133,481
Total	$681,178

8.	DUE TO RELATED PARTIES

Due to related parties consist of the following as of December 31, 2006:

The Company received advances from one of its stockholders at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate; the interest rate at December 31, 2006 was 11.8 percent. No interest has been paid to the stockholder.	$594,834

The Company’s CEO incurred expenses on the Company’s behalf in 2006, for which he was not reimbursed immediately. The CEO also lent the Company $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, and has no repayment date. The current liability to the CEO for these expenses at December 31, 2006 was $16,449, and for the loan $53,062. Moreover, the Company started accruing salary for the CEO in March of 2006 at a rate of $12,000 per month; at December 31, 2006 the total liability for accrued salary to the CEO was $120,000.	189,511

$784,345

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

9.	LOAN PAYABLE

The Company entered into a factoring agreement for the Company’s accounts receivable, on February 9, 2006. The maximum finance amount under the agreement was $500,000. Each factoring of receivable had a fixed fee of two percent of the invoice amount, a minimum fee per month and an interest charge of prime rate plus three percent on the outstanding balance under the credit agreement. The outstanding balance on the agreement as of December 31, 2006 was $83,908. The accounts receivable are factored with full recourse on the Company and are in addition secured by all of the Company’s assets.

10.	BRIDGE LOAN

On September 9, 2006 the Company received a $250,000 bridge loan from an affiliate of Vector Venture Corp. In January 2007, the Company entered into a reverse merger agreement Vector Venture Corp. The loan incurred ten percent per annum, and the loan was repaid in its entirety on January 26, 2007. The outstanding balance on the loan as of December 31, 2006 was $253,611.

11.	NOTES TO STOCKHOLDERS

On April 10, 2006 the Company entered into a secured credit agreement with two stockholders for a total amount of $600,000. From April 10 through September 18, 2006, the Company received loans under the credit agreement totaling $600,000. The interest on the loan was seven percent per annum and the repayment of loan and interest was due on April 9, 2009. The loan was repaid in its entirety on January 26, 2007. The outstanding balance on the loan as of December 31, 2006 was $621,715. All the assets of the Company were pledged to the loan agreement.

12.	OTHER LIABILITIES

During 2006, the Company entered into two capital lease agreements for a copier and a delivery van. The outstanding balance on the leases as of December 31, 2006 was $28,252. The aggregate future minimum non-cancelable capital lease payments at December 31, 2006 were as follows:

Fiscal Year Ending:
2007	$9,317
2008	9,317
2009	9,317
2010	3,809
2011	3,491
Less: amount representing interest	(6,999)
Total	$28,252

13.	STOCKHOLDERS’ DEFICIT

In August 2006, the Company issued 10,697,970 shares of common stock to investors at approximately $0.02 per share. The Company received proceeds of $200,000 from the transaction net of offering costs.

During 2005, the Company issued 8,787,607 shares to investors at approximately $0.01 per share. The Company received proceeds of $85,000 from the transactions, net of offering costs. During 2005, the Company also received $275,000 in capital contributions from previous stockholders.

In October 2005, the Company issued 802,348 shares of common stock to the COO as compensation in lieu of cash. The Company valued the shares at the fair value on the date of issuance, which was approximately $0.02 per share based on share transactions with third parties.

CELSIUS HOLDINGS, INC.
NOTES TO FINANCIAL STATEMENTS

14.	INCOME TAXES

There was no tax provision, net, in 2006.

The difference between the effective income tax rate and the United States federal income tax rate is summarized as follows:

Statutory federal rate	34.0%
State income tax	3.6%
Change in valuation allowance	(37.6)%
0.0%

The deferred tax asset consisted of the temporary differences as of December 31, 2006 as follows:

Net operating losses	$817,063
Valuation allowance	$(817,063)
Total	$0

A valuation allowance is provided for deferred tax assets when it is more likely than not that some portion of the deferred tax asset will not be realized. The Company has recorded a valuation allowance at December 31, 2006 of $817,063.

15.	RELATED PARTY TRANSACTIONS

During 2006, the Company delivered and invoiced Specialty Beverage Distributors, Inc (“SBD”) $69,832 for products, no revenue was recorded as the collectibility was not reasonably assured. SBD is owned by a stockholder and the CEO of the Company.

The Company received advances from a stockholder at various instances during 2004 and 2005, $76,000 and $424,000, respectively. The total amount outstanding, including accrued interest, as of December 31, 2006 was $594,834. The loan, which is not documented and has no repayment date, accrues interest with a rate varying with the prime rate. No interest has been paid to the stockholder.

The CEO, incurred expenses on the Company’s behalf in 2006, for which he was not reimbursed immediately. The current liability to the President for these expenses as of December 31, 2006 was $16,449.

The CEO also lent the Company $50,000 in February 2006. This loan is not documented, accrues 7 percent interest, has no repayment date and the outstanding amount as of December 31, 2006 was $53,062.

The CEO and a stockholder have guaranteed certain of the Company’s liabilities.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about Celsius Holdings, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•    except the common stock offered by this prospectus;

•    in any jurisdiction in which the offer or solicitation is not authorized;

•    in any jurisdiction where the dealer or other  salesperson is not qualified to make the offer or solicitation;

•    to any person to whom it is unlawful to make the offer or solicitation; or

•    to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•    there have been no changes in the affairs of Celsius Holdings, Inc. after the date of this prospectus; or

•    the information contained in this prospectus is correct after the date of this prospectus.

Until _______ ___, 2007, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.
PROSPECTUS 19,659,805 Shares of Common Stock CELSIUS HOLDINGS, INC. ______________, 2007

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Nevada Statutes provide for the indemnification of officers, directors, employees, and agents. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

We have agreed to indemnify each of our directors and certain officers against certain liabilities, including liabilities under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions described above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than our payment of expenses incurred or paid by our director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

SEC registration fee	$662
Printing Expenses	5,000
Accounting fees and expenses	20,000
Legal fees and expense	50,000
Miscellaneous	9,338
Total	$85,000

All amounts are estimates. We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Stockholders. The Selling Stockholders, however, will pay any other expenses incurred in selling their Common Stock, including any brokerage commissions or costs of sale.

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

On January 24, 2007, the Company entered into a merger agreement and plan of reorganization with Celsius, Inc., a Nevada corporation and wholly-owned subsidiary of the Company (“Sub”), Elite FX, Inc., a Florida corporation (“Elite”), and Stephen C. Haley, the “Indemnifying Officer” and “Securityholder Agent” of Elite, (the “Merger Agreement”). Under the terms of the Merger Agreement Elite was merged into Sub and became a wholly-owned subsidiary of the Company on January 26, 2007 (the “Merger”).

Under the terms of the Merger Agreement, the Company issued:

•	70,912,246 shares of its Common Stock to the stockholders of Elite as full consideration for the shares of Elite;

•
1,391,500 shares of its Common Stock and a promissory note in the amount of $250,000.00 to Specialty Nutrition Group, Inc. (“SNG”) as consideration for the termination of a consulting agreement and the assignment of certain trademark rights to the name “Celsius”. The note is non-interest bearing and requires the Company to pay SNG $15,000 a month for eight (8) months starting March 30, 2007 and a lump sum payment of $130,000 on November 30, 2007.

These shares of our Common Stock and the note qualified for exemption under Section 4(2) of since the issuance shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act for these transactions.

In addition, under the terms of the Merger Agreement, the Company issued:

•	warrants to Investa Capital Partners Inc. representing 3,557,812 shares of Common Stock of the Company which were exercised by on February 9, 2007 for an aggregate consideration of $500,000 in cash.

•
1,300,000 shares of its Common Stock concurrent with the Merger in a private placement to non-US resident investors for aggregate consideration of US$650,000 which included the conversion of a $250,000 loan to the Company

On November 8, 2006, the Company issued a promissory note in the principal amount of US$250,000 to Barca Business Services (“Barca”).  Prior to the execution of the Note, there was no relationship between the Company and Barca. The Note bore interest at an annual rate of eight percent (8%) per annum and was due and payable in full one year from the date of issuance. The note was converted into 500,000 shares of its Common Stock as part of a private placement conducted concurrent with the close of the Merger Agreement.

On February 23, 2007 the Company issued 3,557,812 shares of Common Stock to Investa Capital Partners Inc. for an aggregate consideration of $500,000 in cash representing their exercise of the warrant issued under the terms of the Merger Agreement.

On May 15, and June 2, 2007, the Company issued 30,000 and 50,000 shares of Common Stock, respectively to RedChip Companies as consideration for investor relations services. The shares were valued at $70,500 based on the then current market price.

On June 15, 2007, the Company issued 25,000 shares of Common Stock to Fusion Capital as non-allocable expense reimbursement to cover such items as travel and other expenses in connection with their due diligence of a finance transaction with the Company.

On June 22 and July 16, 2007 the Company issued a total of 3,168,305 for a total consideration of $1.0 million as part of the Purchase Agreement with Fusion Capital.

On September 17, 2007 the Company issued a total of 125,000 unregistered shares for a total consideration of $50,000 as part of a private placement.

These notes and shares qualified for exemption under Regulation S promulgated under the Securities Act.  The notes and shares also qualified for exemption under Section 4(2) of the Securities Act since the issuance of the notes and shares by us did not involve a public offering. The offerings were not “public offerings” as defined in Section 4(2) due to the insubstantial number of persons involved in the deal, size of the offering, and manner of the offering and number of shares offered. We did not undertake an offering in which we sold a high number of shares or notes to a high number of investors. In addition, these stockholders and the note holder had and agreed to the necessary investment intent as required by Section 4(2). Based on an analysis of the above factors, we have met the requirements to qualify for exemption under Section 4(2) of the Securities Act and Section S promulgated under the Securities Act for these transactions.

We did not employ an underwriter in connection with the issuance of the securities described above. We believe that the issuance of the foregoing securities was exempt from registration under the Securities Act.

ITEM 27.  EXHIBITS

Exhibit No.	Description	Location

2.1	Agreement and Plan of Reorganization dated January 26, 2007	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
2.2	Articles of Merger	Incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
3.1	Articles of Incorporation	Incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form SB-2 as filed with the SEC on November 21, 2005
3.2	Bylaws	Incorporated by reference to Exhibit B to the Company’s Information on Form DEF-14C as filed with the SEC on December 5, 2006
3.3	Articles of Amendment	Incorporated by reference to Exhibit A to the Company’s Information on Form DEF-14C as filed with the SEC on December 5, 2006
4.1	Warrant Agreement with Investa Partners LLC	Incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
4.2	Subscription Agreement	Incorporated by reference to Exhibit 4.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
4.3	Registration Rights Agreement	Incorporated by reference to Exhibit 4.3 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
4.4	Observation Rights and Termination Agreement	Incorporated by reference to Exhibit 4.4 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
4.5	Stock Option Plan Adopted	Incorporated by reference to Exhibit 4.5 to the Company’s Current Report on Form 8-K filed with the SEC on February 2, 2007
5.1	Opinion of counsel	Filed herewith
10.1	Stock Grant Agreement Gregory Horn	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
10.2	Promissory Note to Special Nutrition Group, Inc.	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007

10.3	Employment Agreement with Stephen Haley, as amended	Incorporated by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.4	Employment Agreement with Jan Norelid, as amended	Incorporated by reference to Exhibit 10.4 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.5	Employment Agreement with Richard McGee, as amended	Incorporated by reference to Exhibit 10.5 to the Company’s Current Report on Form 8-K as filed with the SEC on July 16, 2007
10.6	Employment Agreement with Janice Haley	Incorporated by reference to Exhibit 10.6 to the Company’s Current Report on Form 8-K as filed with the SEC on February 2, 2007
10.7	Stock Grant Agreement Addendum 1 with Jan Norelid	Incorporated by reference to Exhibit 10.1 to the Company’s Quarterly Report on Form 10-QSB as filed with the SEC on May 15, 2007
10.8	Common Stock Purchase Agreement with Fusion Capital Fund II, LLC	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on June 25, 2007
10.9	Registration Rights Agreement with Fusion Capital Fund II, LLC	Incorporated by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K as filed with the SEC on June 25, 2007
10.10	Letter Agreement, dated July 19, 2007, by and among the Company, Mr. Anthony J. Baudanza and Mr. John T. Nugent.	Incorporated by reference to Exhibit 10.10 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007
10.11	Master Purchase and Sale Agreement (factoring agreement) with Bibby Financial Services, Inc.	Incorporated by reference to Exhibit 10.11 to the Company’s filing of Form SB-2/A as filed with the SEC on August 28, 2007
14.1	Code of Ethical Conduct	Incorporated by reference to Exhibit 14.1 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007
23.1	Consent of Sherb & Co.	Filed herewith
23.3	Consent of Counsel	Incorporated by reference to Exhibit 5.1 filed herewith
24.1	Power of Attorney	Incorporated by reference to Exhibit 24.1 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007
99.1	Results from Clinical Studies	Incorporated by reference to Exhibit 99.1 to the Company’s Original filing of Form SB-2 as filed with the SEC on July 20, 2007

ITEM 28.  UNDERTAKINGS

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(a) To include any Prospectus required by Section 10(a)(3) of the Securities Act;

(b) To reflect in the Prospectus any facts or events arising after the effective date of this Registration Statement, or most recent post-effective amendment, which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospects filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(c) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

4. For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(a) Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424 (Sec. 230.424);

(b) Any free writing Prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(c) The portion of any other free writing Prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(d) Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions above, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by one of our directors, officers, or controlling persons in the successful defense of any action, suit or proceeding, is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification is against public policy as expressed in the Securities Act, and we will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b)(Sec. 230.424(b) of this chapter) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (Sec. 230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Amendment No. 2 to our Registration Statement on Form SB-2 to be signed on our behalf by the undersigned, on September 21, 2007.

Date: September 21, 2007	CELSIUS HOLDINGS, INC.

	By:	/s/Stephen C. Haley
	Name:	Stephen C. Haley
	Titles:	Principal Executive Officer, Chief Executive Officer and President

	By:	/s/Jan Norelid
	Name:	Jan Norelid
	Titles:	Principal Financial and Accounting Officer,Chief Financial Officer, Secretary and Treasurer

In accordance with the Securities Act, this SB-2 has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates stated.

Signatures	Title(s)	Date

/s/ Stephen C. Haley	Chairman of the Board	September 21, 2007
Stephen C. Haley

/s/ Jan Norelid	Director	September 21, 2007
Jan Norelid

/s/ James Cast	Director	September 21, 2007
James Cast

/s/ Gregory T. Horn	Director	September 21, 2007
Gregory T. Horn